Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RELAY THERAPEUTICS, INC.,

ELIXIR MERGER SUB I, INC.,

ELIXIR MERGER SUB II, LLC,

ZEBIAI THERAPEUTICS, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE SELLERS

Dated as of April 15, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBIT INDEX

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Key Stockholder Support Agreement
Exhibit C	Certificate of Incorporation of the First-Step Surviving Corporation
Exhibit D	Bylaws of the First-Step Surviving Corporation
Exhibit E	Certificate of Formation of the Surviving Entity
Exhibit F	Limited Liability Company Agreement of the Surviving Entity
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Earnout Trigger
Exhibit J	Escrow Agreement
Exhibit K	Option Cancellation Agreement
Exhibit L	Warrant Cancellation Agreement
Exhibit M	Accredited Investor Questionnaire
Exhibit N	Selling Stockholder Questionnaire

SCHEDULES INDEX

Schedule A	Key Stockholders
Schedule B	Consulting Arrangements
Schedule C	Parent Retention Incentives
Schedule NWC	Example Net Working Capital Calculation
Schedule 2.7	Treatment of Stock Options
Schedule 6.2(j)	Specified Consent

Disclosure Schedule

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is made and entered into as of April 15, 2021 by and among: (i) Relay Therapeutics, Inc., a Delaware corporation (“Parent”); (ii) Elixir Merger Sub I, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Parent (“First Merger Sub”); (iii) Elixir Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of Parent (“Second Merger Sub” and with First Merger Sub, each a “Merger Sub” and together, the “Merger Subs”); (iv) ZebiAI Therapeutics, Inc., a Delaware corporation (the “Company”); and (v) SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Sellers (the “Representative”). Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.

RECITALS

A.        The Company, Parent and First Merger Sub intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the First Merger, First Merger Sub shall cease to exist and the Company shall become a wholly-owned subsidiary of Parent.

B.        As part of the same overall transaction, promptly following the First Merger, the Company, Parent and Second Merger Sub intend to effect a merger of the Company with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”) in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), whereupon consummation of the Second Merger, the Company shall cease to exist and Second Merger Sub shall survive the Second Merger as a continuing wholly-owned subsidiary of Parent.

C.        For U.S. federal income tax purposes, it is intended that the Mergers contemplated herein shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

D.        The board of directors of the Company (the “Company Board”), has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) resolved to recommend that the stockholders of the Company adopt this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for adoption.

E.        The respective boards of directors of Parent, First Merger Sub and the Company, and the sole member of Second Merger Sub, have each approved, adopted and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA.

F.        Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and First Merger Sub’s willingness to enter into this Agreement, each holder of Company Capital Stock listed on Schedule A hereto (the “Key Stockholders”) will deliver to Parent and the Company: (i) a duly executed irrevocable written consent in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent”), which written consents (a) are conditioned upon, and shall become effective immediately following, the execution and delivery of this Agreement (the “Written Consent Effective Time”) and, when effective, shall constitute, collectively, the receipt of the Requisite Stockholder

Approvals; and (ii) a duly executed support agreement in the form attached as Exhibit B, with such changes and modifications as may be mutually agreed by Parent and the Company (the “Key Stockholder Support Agreement”).

G.        The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other Transactions and also to prescribe certain terms and conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1        General. Each term defined in the first paragraph of this Agreement and in the Recitals have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2        Definitions. As used herein, the following terms have the meanings ascribed to them in this Section 1.2:

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire used to determine the status of Company Stockholders as either Accredited Investors or Non-Accredited Investors” in form and substance reasonably satisfactory to Parent and the Company, in the form attached hereto as Exhibit M.

“Adjusted Option” has the meaning set forth in Section 2.7(b).

“Adjustment Escrow Account” means an escrow account established by Parent for a period ending on the earlier of six (6) months after Closing and the final determination of the Upfront Cash Consideration pursuant to Section 2.25, solely for the purposes of adjustments to the Upfront Cash Consideration as set forth in Section 2.25.

“Adjustment Escrow Amount” shall mean $1,500,000.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of SoftBank Vision Fund, L.P. and its Affiliates will be deemed Affiliates of Parent.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company as purchase price for the exercise of all Company Options that are outstanding and vested as of immediately prior to the First Effective Time and cancelled pursuant to Section 2.7(a), and for all Company Warrants that are unexpired, unexercised and outstanding, as of immediately prior to the First Effective Time and cancelled pursuant to Section 2.10(a).

“Agreement” has the meaning set forth in the introductory paragraph.

“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, U.K. Bribery Act, U.S. Travel Act, 18 U.S.C. section 201, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts, travel, or entertainment), directly or indirectly, to any Person, including any Government Official.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Matter” has the meaning set forth in Section 9.13(a).

“Applicable Milestone Achievement Percentage” means the percentage of the Milestone Shares set forth on Annex A hereto payable with respect to each Milestone that is achieved, and/or, of a Change in Control that occurs prior to the third anniversary of the Closing Date, the percentage set forth in Section 2.24(a).

“Approved Relatives” has the meaning set forth in Section 2.12(c).

“Average Parent Stock Price” means, as of any time of determination, the volume weighted average trading price of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. under the function “VWAP” or, if not reported therein, in another authoritative source mutually selected by the parties) for the five (5) consecutive Trading Day period ending on the second full Trading Day immediately preceding the applicable date of determination, as adjusted to reflect any Stock Event with respect to shares of Parent Common Stock during such five (5) Trading Day period (rounded to four decimal places).

“Base Upfront Cash Consideration” means Twenty Million Dollars ($20,000,000).

“BIS” has the meaning set forth in Section 3.24.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in Boston, Massachusetts are authorized or obligated by law or executive order to close.

“Cancelled Shares” has the meaning set forth in Section 2.6(b).

“CARES Act” means the U.S. Coronavirus Aid, Relief and Economic Security Act.

“CARES Act Deferred Payments” means all employer payroll Taxes, the payment of which is deferred in accordance with the CARES Act.

“Certificates of Merger” has the meaning set forth in Section 2.2.

“Change in Control” means any transaction or series of related transactions the result of which is (a) the acquisition by any Person or “group” (as defined in the Exchange Act and the rules thereunder) of direct or indirect beneficial ownership of securities representing more than 50% of the combined voting power of the then-outstanding securities of a Person or a purchase, sale, disposition or other transfer (including by exclusive license) of more than 50% of the assets of a Person, (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act and the rules thereunder) acquiring at least 50% of the combined voting power of the then-outstanding shares of Parent Common Stock or of the equity of the surviving Person outstanding immediately after such combination, or (c) the sale, acquisition, disposition, or other transfer (including by exclusive license) of all or substantially all of the assets or business comprising the Business as of the Closing Date. For clarity, a bona fide third-party financing transaction consummated by Parent for the purpose of financing the ongoing operations of the Parent shall not constitute a Change in Control of Parent.

“Chosen Court” has the meaning set forth in Section 9.9(e).

“Claim Certificate” has the meaning set forth in Section 7.2(a).

“Claimed Damages” has the meaning set forth in Section 7.2(b).

“Claims Period” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the amount of all cash and cash equivalents of the Company Group as of immediately prior to the Closing calculated in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” means, as of the Closing, an amount equal to (i) the sum of (A) the current assets of the Company Group (excluding Closing Cash), reduced by (ii) the current Liabilities of the Company Group (excluding Company Debt and Company Transaction Expenses), in each case calculated in accordance with GAAP and the example calculation set forth on Schedule NWC. For the avoidance of doubt, no Taxes shall be included in the calculation of Closing Net Working Capital.

“COBRA” has the meaning set forth in Section 3.17(e).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the level of effort and resources consistent with the customary practices devoted by the Parent Group to research, develop or commercialize a pharmaceutical product or a platform used in connection with the research or development of a pharmaceutical product owned and developed by the Parent Group (or to which the Parent Group has exclusive rights and developed by the Parent Group) at a similar stage of research, development or commercialization and of similar market potential, profit potential and strategic value, based on conditions then prevailing, taking into account, without limitation, issues of safety and efficacy, manufacturing and supply considerations, regulatory approval process, product labeling, product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement, the product portfolio of the Parent Group or any licensee of the Parent Group, annual and peak revenue projections and expectations regarding agreements regarding the Business of the Company, the likely timing of regulatory approval and market entry, the patent and other proprietary position, the likelihood of regulatory approval, and other relevant scientific, and technical factors.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 3.7(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Capital Stock” means, collectively, shares of the Company Common Stock and Company Preferred Stock.

“Company Capital Stock Certificate” shall mean a certificate representing Company Capital Stock that are issued and outstanding as of immediately prior to the First Effective Time, or an electronic book entry on the Company’s stock ledger through a service provider. For the avoidance of doubt, if and to the extent outstanding shares of Company Capital Stock are represented by certificates held in electronic form via, or by book entry notation on, an electronic platform, then references herein to “Company Capital Stock Certificate” shall refer to such certificate in electronic form or electronic book entry notation.

“Company Charter” means the certificate of incorporation of the Company, as amended.

“Company Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Company Contractor” means any current or former consultant, advisory board member and independent contractor of the Company, including service providers, staffing agencies and their employees, freelancers and sub-contractors.

“Company Data” means all data collected, generated, or received by or for the benefit of the Company, or otherwise within the possession or control of the Company or any Company Contractor or subcontractor, in connection with the development, testing, marketing, delivery, or use of any Company Product or the Business, including Personal Information.

“Company Debt” means as at any time with respect to the Company, without duplication: (i) any indebtedness or other obligation for borrowed money or under bonds, notes, debentures or similar instruments; (ii) all Liabilities of such Person for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price obligations (other than trade payables or accruals incurred in the Ordinary Course); (iii) all Liabilities of such Person in respect of any capital lease or financing lease under GAAP and Liabilities arising under conditional sales Contracts or other similar title retention agreements; (iv) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all Liabilities of such Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, hedging or other similar agreement designed to protect any member of the Company Group against fluctuations in interest rates; (vi) any Liability of such Person relating to any unpaid contributions or other obligations owed in respect of any Company Employee Plan or in connection with any accrued but unpaid bonus amount, obligated but unpaid signing, relocation or other new hire bonus, in each case as of prior to the First Effective Time and without giving effect to any arrangements effected following the Closing; (vii) all guarantees by such Person of any Liabilities of any other Person of a nature similar to the types of Liabilities described in clauses (i)–(v)

above, to the extent of the obligation guaranteed; (viii) any CARES Act Deferred Payments; (ix) any severance payments by any member of the Company Group to any present Company Employee or Company Contractor, in each case arising or coming due in connection with the termination within ninety (90) days of the Closing Date of an employment agreement or other employment arrangement in effect prior to the First Effective Time (provided that the aggregate amount of such amounts which shall constitute Company Debt shall not exceed $250,000); and (x) all interest, fees, change of control payments, prepayment premiums, make-whole amounts and other expenses owed with respect to the indebtedness referred to in clauses (i) through (vi) above; provided, however, that “Company Debt” specifically excludes any Liabilities or other obligations to the extent included in the calculation of Closing Net Working Capital.

“Company Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in Article III.

“Company Employee” means any current or former employee of the Company.

“Company Employee Plans” has the meaning set forth in Section 3.17(c).

“Company Equity Plan” means the ZebiAI Therapeutics, Inc. Stock Incentive Plan.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Group” means the Company.

“Company Intellectual Property” has the meaning set forth in Section 3.12(d).

“Company’s Knowledge”, “Knowledge of the Company”, or any similar formulation, means the actual knowledge of Richard Wagner and Brant Binder, after reasonable inquiry.

“Company Leases” has the meaning set forth in Section 3.6.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company Group.

“Company Option” means an option to acquire shares of the Company’s Common Stock granted pursuant to the Company Equity Plan.

“Company Optionholder” means a holder of a Company Option.

“Company Platform” means the Company’s (i) experimental capabilities (e.g. DEL synthesis, DNA sequencing and selection methods), know-how and equipment and (ii) computational techniques, Software and algorithms for building predictive models from DEL Screening data.

“Company Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, par value $0.0001 (the “Series Seed Preferred Stock”).

“Company Products” means all products or services currently produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company, as of the date hereof.

“Company Restricted Stock Award” means any award of Company Common Stock subject to time-based, performance, or other vesting or lapse restrictions.

“Company Securities” means the Company Capital Stock, the Company Options and any other Equity Interests of the Company.

“Company Software” has the meaning set forth in Section 3.12(c).

“Company Source Code” means, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Intellectual Property or Company Products.

“Company Stockholders” means the holders of all issued and outstanding shares of Company Capital Stock at or immediately prior to the First Effective Time.

“Company Systems” has the meaning set forth in Section 3.12(h).

“Company Transaction Expenses” means an amount equal to (i) the aggregate fees and expenses incurred at or prior to the Closing payable or reimbursable by any member of the Company Group to third parties, whether or not, billed or accrued prior to the Closing, in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by any member of the Company Group in connection with the Transactions, plus (ii) (A) any bonus, severance or other payment obligation that is created, accelerated, accrues or becomes payable as a result of or in connection with the Transactions, whether before or after the Closing, by any member of the Company Group to any present or former director, stockholder, optionholder, Company Employee or Company Contractor, in each case pursuant to an employment agreement, Company Employee Plan or any other Contract in effect prior to the First Effective Time, and (B) without duplication of any other amounts included within this definition, any other payment, expense or fee that accrues or becomes payable by any member of the Company Group to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings (excluding the Regulatory Filing Fees), the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (A) and (B), as a result of the consummation of the Transactions (including the Mergers) or in connection with the execution and delivery of the Agreement or any other Transaction Document, plus (iii) the employer portion of any employment or payroll Taxes that are accrued or payable on or as of the Closing Date in connection with any amounts described in (ii)(A) or (B) of this definition of Company Transaction Expenses, in each case (i) through (vi) above, to the extent such amount is unpaid as of the Closing plus (iv) fifty percent (50%) of the fees and costs associated with the D&O Tail Insurance. Notwithstanding anything else herein, “Company Transaction Expenses” shall not include any bonus, severance, or other payment obligation that is created and/or implemented by Parent or its Subsidiaries after the Closing.

“Company Warrant” means a warrant to acquire shares of the Company’s Capital Stock.

“Company Warrantholder” means a holder of a Company Warrant.

“Competing Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Mergers), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the equityholders of any Person would own 50% or more of any class of equity securities of the Company or of any resulting parent company of the Company; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 50% of the total revenue, operating income,

EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole (other than sales of inventory and dispositions of non-material assets or licenses, in each case, in the ordinary course of the Company’s business); (c) any sale, exchange, transfer or other disposition of more than 50% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company; or (e) any combination of the foregoing.

“Confidential Information” means proprietary information concerning the Company, including information relating to customers, clients, suppliers, vendors, subscribers, distributors, investors, lenders, Company Employees, Company Contractors, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company. Confidential Information shall not include such information that (A) is available to the public (other than as a result of a disclosure by in violation of the terms of this Agreement or the Confidentiality Agreement (B) was disclosed to party by a third party not known to such party to be under any obligation to keep such information confidential, or (C) was independently developed by a party without reference to the other party to this Agreement’s Confidential Information. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement and the other Transaction Documents, with each Party treated as the receiving Party.

“Confidentiality Agreement” means that certain Confidentiality Agreement, made as of February 11, 2021, between the Company and Parent.

“Contract” means any written or oral contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (a) in the case of Software, be made available to any third party recipient in a form other than binary form (e.g., in source code form), (b) be made available to any third party recipient under terms that allow preparation of derivative works, (c) in the case of Software, be made available to any third party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (d) be made available to any third party recipient at no license fee. For the avoidance of doubt, “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means generally the novel coronavirus commonly referred to as COVID-19 (and all derivations or mutations thereof) and any medical conditions arising as a result of exposure thereto.

“COVID-19 Measures” means any public health advisories or guidance, including quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Laws, Orders, directives, guidelines or recommendations, by any Governmental Authority in connection with, or in response to, COVID-19.

“Current Representation” has the meaning set forth in Section 9.13(a).

“D&O Indemnified Persons” has the meaning set forth in Section 5.12.

“D&O Tail Insurance” has the meaning set forth in Section 5.12.

“Damages” means, collectively, all means all liabilities, monetary damages, fines, fees, penalties, costs and expenses (including reasonable attorneys’ fees and expenses), whether or not due to a Third-Party Claim; provided, however, that “Damages” shall not include: (a) any punitive, exemplary, or special damages (other than any such damages which are payable in respect of a Third-Party Claim); (b) consequential damages that are not reasonably foreseeable (other than any such damages which are payable in respect of a Third-Party Claim); or (c) any lost profits, loss of future revenue or income, or any diminution of value of similar damages based on “multiples of profits” or “multiples of cash flow” or other similar valuation methodology .

“Deal Communications” has the meaning set forth in Section 9.13(b).

“Deductible” has the meaning set forth in Section 7.1(a).

“Designated Person” has the meaning set forth in Section 9.13(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” means shares of Company Capital Stock (other than Cancelled Shares) outstanding immediately prior to the First Effective Time and held by a Company Stockholder who has not voted in favor of the Mergers or consented thereto in writing and who has properly demanded appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL.

“DLLCA” has the meaning set forth in the Recitals.

“Earnout Consideration” means ten percent (10%) of the Earnout Proceeds actually received by or on behalf of the Parent or any Affiliate of the Parent at any time prior to the date that is the third (3rd) anniversary of the Closing, in connection with the occurrence of any Earnout Trigger; provided, however, that such Earnout Consideration payable hereunder shall not exceed the Maximum Earnout Consideration.

“Earnout Notice” has the meaning set forth in Section 2.22(a).

“Earnout Proceeds” means (a) any upfront payment, research payment, development payment, option fee, option exercise fee, license fee, royalty or any other fee associated with providing services to or collaborating with any third party in which the Company Platform is used by or on behalf of a member of Parent Group as part of such services or collaboration; (b) any upfront payment, milestone, royalty, license maintenance fee, option fee, option exercise fee, minimum fee payment, sublicense income proceeds or any other fee associated with any Earnout Trigger, in each case, received or invoiced by or on behalf of Parent or any Affiliate of Parent; or (c) the gross amount received or invoiced by or on behalf of any member of the Parent Group for any sale of a product including any compound that was generated leveraging the Company Platform, in each case, in connection with the occurrence of an Earnout Trigger; provided that in each case ((a) or (b)), such payments, fees, royalties and other amounts shall not include such amounts as are received from a non-profit academic or non-profit research entity that are paid solely for the purpose of running initial DEL Screening following by the application of ML to the results of such DEL Screening and as a result of which DEL Screening and application of ML, such non-profit academic or non-profit research entity is provided no more than five (5) probe compounds for any target.

“Earnout Trigger” has the meaning set forth on Exhibit I attached hereto.

“Efforts Period” means the period of time commencing on the Closing Date and expiring on the sixth (6th) anniversary of the Closing Date.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental, Health and Safety Requirements” means all applicable Laws now or hereafter in effect concerning or relating to worker/occupational health and safety, pollution or protection of the environment or natural resources, or the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, or remediation of any Hazardous Material or any product containing a Hazardous Material, including product content and product take-back laws, each as amended and as now in effect.

“Equity Award Exchange Ratio” means the sum of (i) the Per Share Upfront Stock Consideration multiplied by the Average Parent Stock Price determined as of the Closing Date, plus (b) the Per Share Upfront Cash Consideration, divided by (ii) the Average Parent Stock Price determined as of the Closing Date.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” has the meaning set forth in Section 3.17(c).

“ERISA Affiliate” has the meaning set forth in Section 3.17(c).

“Escrow Agent” shall mean Computershare Trust Company, N.A.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into at the Closing by the Representative, the Parent and the Escrow Agent, substantially in the form attached hereto as Exhibit J.

“Exchange Act” means the U.S. Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.16.

“Exchange Agreement” has the meaning set forth in Section 2.16(a).

“Expense Fund” has the meaning set forth in Section 9.14(f).

“Expense Fund Amount” means One-Hundred and Twenty-Five Thousand Dollars ($125,000).

“Export Approvals” has the meaning set forth in Section 3.24.

“FD&C Act” has the meaning set forth in Section 3.15(a).

“FD&C Permits” has the meaning set forth in Section 3.15(c).

“FDA” means the U.S. Food and Drug Administration.

“FDA Laws and Regulations” has the meaning set forth in Section 3.15(a).

“Final Calculation” has the meaning set forth in Section 2.25(a).

“Final Upfront Cash Consideration” means, without duplication, the sum of (i) the Base Upfront Cash Consideration, plus (ii) the Aggregate Exercise Price, plus (iii) Closing Cash, minus (iv) the Company Debt, minus (iv) the Company Transaction Expenses, minus (v) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital plus (vi) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Threshold.

“Financial Statements” has the meaning set forth in Section 3.7(a).

“First Certificate of Merger” has the meaning set forth in Section 2.2.

“First Effective Time” has the meaning set forth in Section 2.2.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the introductory paragraph.

“First-Step Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Fraud” means intentional fraud (with scienter) under Delaware common law (including as an element the intent that the other party relied thereon to its detriment).

“Fully Diluted Shares of Company Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time, plus (b) the aggregate number of shares of Company Capital Stock issuable upon exercise of all Company Options and Company Warrants that are vested and issued and outstanding immediately prior to the First Effective Time.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Capitalization), Section 3.4 (Non-contravention), Section 3.5 (Brokers’ Fees), and Section 3.11 (Taxes).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the principles, practices, assumptions, adjustments and judgments used by the Company Group.

“Government Contract” has the meaning set forth in Section 3.16(a)(xvi).

“Government Official” means any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, in whole or in part.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or any other public authority, or any department, division, branch or other instrumentality of the foregoing, whether foreign, federal, state or local.

“Hazardous Material” means any material, chemical, substance, emission, or waste that is regulated or limited pursuant to any Environmental, Health and Safety Requirement, or that is, classified, or otherwise characterized under or pursuant to any Environmental, Health and Safety Requirement as “hazardous,” “biohazardous,” “infectious,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, biological and/or medical waste, asbestos in friable form, polychlorinated biphenyls, radon, and urea formaldehyde insulation

“Health Care Laws” means all applicable Laws pertaining to the health care regulatory matters applicable to the operations of the Company, including: (i) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any criminal Laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (iv) all applicable Laws concerning the privacy and/or security of sensitive data, including the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 and state data breach notification Laws; (v) all applicable Laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), and the Stark Act (42 U.S.C. § 1395nn); (vi) all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Laws; (vii) the Physician Payments Sunshine Law (42 U.S. § 1320-a7h); (viii) the Clinical Laboratories Improvements Act of 1967 and Amendments of 1988 and the regulations, rules and guidance promulgated thereunder (“CLIA”); (ix) all applicable state Laws governing laboratory licensure; and (x) all other applicable quality, safety certification and accreditation standards and requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indemnifying Party” has the meaning set forth in Section 7.2(f).

“Information Statement” has the meaning set forth in Section 5.3(a).

“Initial Resolution Period” has the meaning set forth in Section 2.25(a).

“Insurance Policy” has the meaning set forth in Section 3.19.

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) Trade Secrets; (f) Software; (g) rights and interests in and to any websites, domain names, social media handles, URLs and similar items, taglines, social media identifiers (such as a Twitter® Handle) and related accounts; (h) other proprietary rights; (i) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (j) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intellectual Property License” has the meaning set forth in Section 3.12(b).

“IRS” means the U.S. Internal Revenue Service.

“IT System” means computer systems, hardware, servers, databases, software, networks, telecommunications systems and related infrastructure, owned or used by the Company.

“Key Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Key Stockholders” has the meaning set forth in the Recitals.

“Law” means any law, code, statute, regulation, rule, ordinance, requirement, announcement or other binding guidance or action, in each case, of a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that is used in the business of any member of the Company Group.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all exhibits, amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property or to which the Company is a party.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, litigation, charge, complaint, suit or other proceeding (public or private), whether at law or equity, by or before a Governmental Authority or arbitrator, including any administrative hearing or investigation.

“Letter of Transmittal” has the meaning set forth in Section 2.16(b).

“Liabilities” means all debts, liabilities and obligations including those arising under applicable Law or any Legal Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(b).

“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), adverse claim, restriction on transfer or other similar encumbrance or item or any agreement to create any of the foregoing.

“Liquidation Event” means any liquidation, winding up or bankruptcy, reorganization, composition with creditors or other analogous insolvency proceeding of the Parent or of the Surviving Entity, whether voluntary or involuntary, or any petition presented or resolution passed for any such event or for the appointment of an insolvency practitioner.

“Lock-Up Restriction” means a lock-up arrangement, to be implemented through instructions by Parent to its transfer agent, legends and any other procedures deemed reasonably appropriate by Parent, which prevents the sale, transfer or other disposition of (a) one-third of the shares of Parent Common Stock issued pursuant to Section 2.6(c)(i), or any interest therein, for a period of ninety (90) days following the Closing Date; and (b) one-third of the shares of Parent Common Stock issued pursuant to Section 2.6(c)(i), or any interest therein, for a period of one hundred and eighty (180) days following the Closing Date.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants, agreements or obligations of such Person herein, is, or would reasonably be likely to have a material adverse effect on (a) the condition (financial or otherwise), assets, Liabilities, business, operations or results of operations of such entity and its Subsidiaries (if any), taken as a whole, or (b) such Person’s ability to consummate the Merger in accordance with this Agreement and applicable Law; provided, however, that in the case of clause (a) above, any Effect to the extent resulting or arising from any of the following shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (ii) any change in financing, banking or securities markets generally, (iii) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (iv) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (v) the execution and delivery of this Agreement, and/or the public announcement or pendency of the transactions contemplated by this Agreement; (vi) any action taken, or failure to take any action, by any member of the Company Group in accordance with this Agreement or otherwise at the direction of Parent, (vii) any failure by the Company to meet any internal projections, forecasts, development timelines or revenue projections or other similar predictions; and (viii) any natural disaster or acts of God, including any epidemic or pandemic (including the COVID-19 pandemic and any COVID-19 Measures taken in response thereto), provided, in the case of subsections (i)–(iv) and (viii), that such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other Persons in the industries or markets in which such Person operates.

“Material Contract” has the meaning set forth in Section 3.16.

“Maximum Earnout Consideration” means One Hundred Million Dollars ($100,000,000).

“Merger Consideration” means the aggregate consideration to which the Sellers are entitled pursuant to Article II of this Agreement after consummation of the Mergers.

“Merger Sub” and “Merger Subs” have the respective meanings set forth in the introductory paragraph.

“Mergers” has the meaning set forth in the Recitals.

“Milestone Notice” has the meaning set forth in Section 2.21(a).

“Milestone Spreadsheet” has the meaning set forth in Section 2.21(a).

“Milestones” means the milestones set forth on Annex A hereto.

“Milestone Date” has the meaning set forth in Section 2.6(iii).

“Milestone Shares” means the number of shares of Parent Common Stock equal to the quotient of (i) (a) Eighty Five Million Dollars ($85,000,000) multiplied by (b) the Applicable Milestone Achievement Percentage with respect to the applicable Milestone or a Change in Control giving rise to the issuance of a portion of the Milestone Shares, divided by (ii) the applicable Milestone Parent Stock Price determined in connection with the achievement of such Milestone, appropriately adjusted to reflect any Stock Event with respect to shares of Parent Common Stock occurring after the date of this Agreement.

“Milestone Parent Stock Price” means the Average Parent Stock Price determined on the last full Trading Day immediately preceding the applicable Milestone Date or date of closing of the Change in Control, as applicable, as adjusted to reflect any Stock Event with respect to shares of Parent Common Stock during such five (5) Trading Day period (rounded to four decimal places).

“Multiemployer Plan” has the meaning set forth in ERISA Sections 3(37) and 4001(a)(3).

“Nasdaq” means the Nasdaq Global Stock Market.

“Net Working Capital Threshold” means zero dollars ($0).

“New Litigation Claim” has the meaning set forth in Section 5.7(c).

“Non-Accredited Investor” means a Company Stockholder who is not an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Objection Notice” has the meaning set forth in Section 2.25(a).

“Objection Period” has the meaning set forth in Section 2.25(a).

“OFAC” has the meaning set forth in Section 3.24.

“Offset Right” has the meaning set forth in Section 7.1(a).

“Off-the-Shelf Software” means uncustomized Software obtained from any third party, other than Software obtained from a third party which obligates the Company to pay continuing royalties or annual maintenance fees in excess of $10,000 per year to such third party.

“OIG” has the meaning set forth in Section 3.14(a).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses

“Open Source Materials” means any Software or content subject to an Open Source License, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a

Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Option Cancellation Agreement” has the meaning set forth in Section 2.16(b).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company Group consistent with past custom and practice, taking into account any acts or omissions that have been or may be taken (a) to comply with COVID-19 Measures or (b) as a reasonable good faith response to the COVID-19 pandemic, or to the extent necessary to avoid, mitigate or remediate a Material Adverse Effect on the Company Group or their respective businesses as may result from the COVID-19 pandemic.

“OSS Triggering Manner” means use of any Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under the Company Intellectual Property, including requiring that any (a) source code of the Company Software be disclosed or distributed, (b) Company Intellectual Property or Company Software be licensed for any purpose, including for the purpose of making derivative works, or (c) Company Intellectual Property or Company Software be redistributable at no charge.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Capitalization Date” has the meaning set forth in Section 4.4(a).

“Parent Common Stock” means shares of Parent’s common stock, par value $0.001 per share.

“Parent Disclosure Schedule” means a document delivered by Parent to the Company referring to the representations and warranties in Article IV.

“Parent Equity Plan” means the Relay Therapeutics, Inc. Stock Incentive Plan.

“Parent Group” means Parent and its Affiliates.

“Parent Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Parent’s Knowledge” (or any similar formulation) means the actual knowledge of the named executive officers of Parent and their direct reports, after reasonable inquiry.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and its Subsidiaries.

“Parent Prepared Return” has the meaning set forth in Section 5.11(a).

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Payout Spreadsheet” has the meaning set forth in Section 2.13.

“Per Share Earnout Consideration” means the quotient of (i) the Earnout Consideration, divided by (ii) the Fully Diluted Shares of Company Stock.

“Per Share Milestone Consideration” means, with respect to each Milestone, the quotient of (i) a number of Milestone Shares equal to 76.5% of the Milestone Shares payable in respect of such Milestone when achieved, divided by (ii) the Fully Diluted Shares of Company Stock.

“Per Share Upfront Cash Consideration” means the quotient of (i) the sum of (x) Upfront Cash Consideration, minus (y) the Expense Fund Amount, minus (z) the Adjustment Escrow Amount divided by (ii) the Fully Diluted Shares of Company Stock.

“Per Share Upfront Stock Consideration” means the quotient of (i) the Stock Consideration Shares, divided by (ii) the Fully Diluted Shares of Company Stock.

“Percentage Interest” means, with respect to any Seller, a percentage equal to (a) the total number of Fully Diluted Shares of Company Stock owned by such Seller, divided by (b) the total number of Fully Diluted Shares of Company Stock owned by all Sellers.

“Permitted Liens” means: (a) Taxes, assessments and other governmental levies, fees or charges that are (i) not due and payable or (ii) being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Financial Statements; (b) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course for amounts that are not due and payable and would not be, individually or in the aggregate, material to the Business; (c) with respect to Leased Real Property, easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property in the operation of the Business; and (d) Liens securing Company Debt that are released effective upon the lenders receipt of the payments described herein.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.

“Personal Information” means information (in any form or media) that identifies or reasonably can be used to identify an individual (alone or when combined with other information), including: (a) Nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act; (b) individually identifiable Protected Health Information, as defined under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); (c) information required by any applicable Law or industry standard or requirement to be encrypted, masked or otherwise protected from unauthorized access, use or disclosure; (d) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (e) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s account and account information, including balances and transaction data; and (f) user names, email addresses, passwords or other credentials for accessing accounts.

“Post-Closing Adjustment” has the meaning set forth in Section 2.25(c).

“Post-Closing Adjustment Excess” has the meaning set forth in Section 2.25(c)(i).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Taxes” means (a) Taxes imposed on the Company Group for any and all Pre-Closing Tax Periods (determined, with respect to any Straddle Period, in accordance with Section 5.11(b)) (for the avoidance of doubt, without regard to the due date for payment), (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, and (c) Taxes of any Person imposed on the Company Group as a transferee or successor, by contract (other than any contract entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes) or pursuant to any Law, in each case, which Taxes relate to an event or transaction occurring before the Closing.

“Pre-Closing Tax Period” means (a) any Taxable period or portion thereof ending on or prior to the Closing Date and (b) the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Laws” means, collectively, all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, or the collection, handling, use, processing, maintenance, storage, disclosure or transfer of or relating to Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including (a) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (applicable as of 25 May 2018), as amended, including any nation’s implementing legislation and the equivalent laws of Switzerland) and the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, and as amended in 2009, including any nation’s implementing legislation), and the requirements set forth in regulations published by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and applicable European Union and EU member state data protection authorities; (b) the California Consumer Privacy Act of 2018 and other state-enacted Privacy Laws; (c) the internal privacy policy of the Company and any public Privacy Policy; (d) third party privacy policies with which the Company has been or is contractually obligated to comply; and (e) any rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply.

“Privacy Policy” means any past or current published privacy policy of the Company applicable to Processing Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Program Milestones” means the milestones set forth as “Program Milestones” on Annex A hereto.

“Public Official” means any (a) employee or officer of a Governmental Authority; (b) person acting in an official capacity for or on behalf of any such Governmental Authority; (c) federal, state, regional, county or municipal working person or functionary; (d) employee or officer of an organization authorized by the local government to perform government functions; (e) personnel of federal, state, regional, county or municipality-owned or -controlled commercial corporations, enterprises, institutions or organizations (whether partially or wholly owned); (f) outside directors of federal, state, regional, county or municipality -owned entities; (g) legislators (whether full or part-time); (h) person holding an honorary or ceremonial government position; (i) royal family members; (j) political parties, political party officials and candidates for political office; and (k) officers or employees of public international organizations.

“Registered Intellectual Property” has the meaning set forth in Section 3.12.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the Company Stockholders, Parent and the Exchange Agent at the Closing in substantially the form attached hereto as Exhibit H.

“Regulatory Filing Fees” has the meaning set forth in Section 5.6(a).

“Representative” has the meaning set forth in Section 9.14(a).

“Representative Losses” has the meaning set forth in Section 9.14(d).

“Requisite Stockholder Approvals” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by, (a) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, and (b) holders of at least sixty percent (60%) of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis.

“Reviewing Party” has the meaning set forth in Section 2.25(b).

“Rights Agreements” has the meaning set forth in Section 3.3.

“Sarbanes-Oxley Act” mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.2.

“Second Effective Time” has the meaning set forth in Section 2.2.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the introductory paragraph.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” has the meaning set forth in Section 3.13(b).

“Sellers” means the Company Stockholders, Company Optionholders and Company Warrantholders immediately prior to the First Effective Time.

“Significant Supplier” has the meaning set forth in Section 3.25.

“Software” means any (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stock Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) Sixty-Five Million Dollars ($65,000,000), divided by (ii) the Average Parent Stock Price determined as of the Closing Date.

“Stock Event” means any stock dividend or distribution (and, with respect to any Milestone Shares, any cash dividend or distribution), subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means with respect to any Person, means (a) any corporation fifty percent (50%) or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a fifty percent (50%) or more equity interest. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, escheat amounts or other amounts due in respect of unclaimed property or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person (in each case, other than pursuant to a contract entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes) or otherwise by operation of law.

“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document filed or required to be filed with, or required to be supplied in copy to, a Governmental Authority with respect to Taxes.

“Third-Party Claim” means any action, lawsuit, proceeding, investigation, audit or other claim against or involving a Parent Indemnified Party by a third party.

“Third-Party Claim Notice” has the meaning set forth in Section 7.2(f)(i).

“Trade Secrets” means trade secrets and confidential business information, including source code, inventions (whether patentable or not), invention disclosures, discoveries, improvements, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all other documentation relating to any of the foregoing and all corresponding rights in Confidential Information and other non-public information.

“Trading Day” means a day on which shares of Parent Common Stock are traded on Nasdaq.

“Transaction Documents” means this Agreement, the Certificates of Merger, the Stockholder Written Consent, the Key Stockholder Support Agreements, the Warrant Cancellation Agreement, the Option Cancellation Agreements and the Registration Rights Agreement.

“Transaction Deductions” means all items of loss or deduction permitted by applicable Law resulting from or attributable to: (a) payments in respect of Company Options and exercises of Company Options in connection with the transactions contemplated by this Agreement, (b) any and all payments of Company Transaction Expenses and Company Debt, (c) any change of control, retention, stay bonuses, retention bonuses, severance, or other compensatory arrangements in connection with the consummation of the transactions contemplated by this Agreement, and (d) any other deductible amounts attributable to the transactions contemplated by this Agreement that are paid by the Company on or prior to the Closing Date or are economically borne by the Sellers.

“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Mergers and the other transactions and arrangements described in the Recitals and (ii) the execution, delivery and performance of the Transaction Documents other than this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.11(e).

“Treasury Regulations” shall mean regulations promulgated under the Code.

“Unregistered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Upfront Cash Consideration” means, without duplication, the sum of (i) the Base Upfront Cash Consideration, plus (ii) the Aggregate Exercise Price, plus (iii) the estimated Closing Cash, minus (iv) the estimated Company Debt, minus (v) the estimated Company Transaction Expenses, minus (vi) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital plus (vii) the amount, if any, by which the estimated Closing Net Working Capital exceeds the Net Working Capital Threshold.

“VAT” has the meaning set forth in Section 3.11(p).

“WARN Act” has the meaning set forth in Section 3.17(p).

“Warrant Cancellation Agreement” has the meaning set forth in Section 2.16(b).

“Willful Breach” means a party’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, or making of such representation or warranty, would result in such breach.

“Withholding Agent” has the meaning set forth in Section 2.18.

“Written Consent Effective Time” has the meaning set forth in the Recitals.

1.3        Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Annexes, Schedules and Exhibits shall mean and refer to Articles, Sections, Annexes, Schedules and Exhibits of this Agreement; (b) any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Exhibits and Annexes hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof shall be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months shall be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day shall be deemed to mean the next succeeding Business Day; and (k) all references to “$” and “dollars” shall be deemed references to United States dollars. The use of the word “including” or any variation thereof shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either,” “and/or” and “any” shall not be exclusive. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Parent hereunder, such document or information shall be deemed to have been provided to, furnished to or made available to Parent only if placed in the virtual data room hosted by the Company’s financial advisor no less than one (1) day prior to the date hereof, and which shall not have been modified or removed from such virtual data room prior to Closing. The recitals to this Agreement and the exhibits, schedules and annexes identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and shall not be deemed superseded or modified by any other such representation or warranty.

ARTICLE II

THE CONTEMPLATED TRANSACTIONS

2.1        The Mergers.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent following the First Merger. The Company, as the surviving corporation after the First Merger, is sometimes referred to herein as the “First-Step Surviving Corporation.”

(b)        As part of a single integrated plan, at the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, the First-Step Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease, and Second Merger Sub shall continue as the surviving entity and as a wholly-owned subsidiary of Parent following the Second Merger. The surviving entity after the Second Merger is sometimes referred to herein as the “Surviving Entity.”

2.2        Closing; Effective Times. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Mergers (the “Closing”) shall take place as soon as practicable after the execution of this Agreement and in any case no later than the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Parent and the Company. The Closing shall be effected by the electronic exchange of documents and signatures by electronic transmission, or by such other means or at such other place as the parties shall agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall cause the First Merger to be effected by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL. The First Merger shall become effective at the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger (such time being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, Parent and Second Merger Sub shall cause the Second Merger to be effected by filing a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the date and time of such filing of the Second Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Second Certificate of Merger (such time being the “Second Effective Time”).

2.3        Effects of the Mergers.

(a)        At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First-Step Surviving Corporation, which shall include the assumption by the First-Step Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b)        At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the

DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the First-Step Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the First-Step Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

2.4        Organizational Documents.

(a)        First-Step Surviving Corporation Certificate of Incorporation and Bylaws. At the First Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the certificate of incorporation of the First-Step Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law. At the First Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit D hereto, and, as so amended and restated, shall be the bylaws of the First-Step Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the First-Step Surviving Corporation and as provided by applicable Law.

(b)        Surviving Entity Certificate of Formation and Limited Liability Company Agreement. At the Second Effective Time, the certificate of formation and the limited liability company agreement of Second Merger Sub, in each case as in effect immediately prior to the Second Effective Time, shall be amended as set forth in the forms attached hereto as Exhibit E and Exhibit F, respectively.

2.5        Management of the First-Step Surviving Corporation and the Surviving Entity.

(a)        Directors and Officers of First-Step Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the parties shall take all requisite action so that, from and after the First Effective Time: (i) the directors of First Merger Sub immediately prior to the First Effective Time shall be the directors of the First-Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First-Step Surviving Corporation and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal; and (ii) the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the First-Step Surviving Corporation, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

(b)        Managers and Officers of Surviving Entity. Unless otherwise determined by Parent prior to the Second Effective Time, the parties shall take all requisite action so that, from and after the Second Effective Time: (i) the managers of Second Merger Sub immediately prior to the Second Effective Time shall be the managers of the Surviving Entity, to hold office in accordance with the provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Entity until their respective successors are duly elected and qualified or until such manager’s earlier death, resignation or removal; and (ii) the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Entity, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.

2.6        Effect of First Merger on Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of First Merger Sub, or on the part of the Company, Parent, First Merger Sub or any other Person, the following shall occur:

(a)        Capital Stock of First Merger Sub. Each share of capital stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First-Step Surviving Corporation and collectively shall constitute the only outstanding shares of capital stock of the First-Step Surviving Corporation immediately following the First Merger and each stock certificate of First Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of common stock of the First-Step Surviving Corporation.

(b)        Cancellation of Securities Held by the Company and Parent. Any shares of Company Capital Stock that are owned by the Company (as treasury stock or otherwise), Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company, in each case, immediately prior to the First Effective Time (collectively, the “Cancelled Shares”), shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)        Conversion of Company Capital Stock. Each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares and Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:

(i)        a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the Per Share Upfront Stock Consideration;

(ii)        an amount of cash equal to the Per Share Upfront Cash Consideration;

(iii)        a contingent right to receive, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the applicable Per Share Milestone Consideration upon achievement of a Milestone (the date of any such achievement, a “Milestone Date”);

(iv)        a contingent right to receive, an amount of cash equal to the Per Share Earnout Consideration upon the occurrence of an Earnout Trigger and payable in accordance with Section 2.22;

(v)        an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock; and

(vi)         a contingent right to receive, an amount of cash equal to the quotient of (x) the Adjustment Escrow Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.

2.7        Effect of First Merger on Company Options. As of immediately prior to, and contingent upon the First Effective Time, with respect to each Company Option that is then outstanding and unvested, the vesting schedule for such Company Option will be accelerated (i.e., the overall vesting period will be shortened) as set forth in Schedule 2.7(a).

(a)        Immediately prior to the First Effective Time, with respect to each Company Option that is then outstanding and vested (including after giving effect to the acceleration contemplated by Schedule 2.7(a)), such Company Option shall, without any action on the part of any Person, terminate and be cancelled, and be converted into the right to receive, without interest, in respect of each share of Company Capital Stock covered by such Company Option, (i) an amount in cash equal to the Per Share Upfront Cash Consideration, plus (ii) the quotient of (x) the Per Share Upfront Stock Consideration divided by (y) the Average Parent Stock Price (rounded down to the nearest cent) determined as of the Closing Date, minus (iii) the per share exercise price of such Company Option, plus the consideration set forth in Section 2.7(c), in each case less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld as determined by Parent.

(b)        Immediately prior to the First Effective Time, each outstanding and unvested Company Option that is outstanding immediately prior to the First Effective Time, shall, automatically and without any action on the part of any Person, be assumed by Parent and converted into an option to purchase Parent Common Stock (each, an “Adjusted Option”). Each Adjusted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the First Effective Time (after giving effect to any acceleration set forth in Section 2.7 of the Company Disclosure Schedule), except that: (i) each Adjusted Option shall be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time and (B) the Equity Award Exchange Ratio; (ii) the vesting schedule of each Adjusted Option shall be amended so that such Adjusted Option shall vest in sixteen (16) equal quarterly installments, with the first such installment occurring on the three-month anniversary of the Closing Date; and (iii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Adjusted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the First Effective Time by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Adjusted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(c)        Each Company Option converted in accordance with Section 2.7(a) shall be entitled to receive (if any), with respect to each share of Company Common Stock covered by such vested Company Option immediately prior to the First Effective Time:

(i)        a contingent right to receive, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the applicable Per Share Milestone Consideration upon achievement of a Milestone;

(ii)        a contingent right to receive, an amount of cash equal to the Per Share Earnout Consideration upon occurrence of an Earnout Trigger and payable in accordance with Section 2.22; and

(iii)        an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock;

(iv)        a contingent right to receive, an amount of cash equal to the quotient of (x) the Adjustment Escrow Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock;

(v)        a contingent right to receive, an amount of cash equal to the quotient of (x) excess Final Upfront Cash Consideration, if any, in accordance with Section 2.25(c)(iii), divided by (y) the Fully Diluted Shares of Company Stock.

(d)        The Company shall, promptly after the date of this Agreement and prior to the Closing, take or cause to be taken all reasonably necessary actions that are reasonably required under any Company Option or the Company Equity Plan, or are otherwise necessary or appropriate, to cause the Company Options to be treated in accordance with this Section 2.7.

2.8        [RESERVED].

2.9        Treatment of Equity Awards. Before the First Effective Time, the Company shall provide such notice, if any, to the extent required or appropriate under the terms of the Company Equity Plan, obtain any necessary or appropriate consents, waivers or releases; adopt applicable resolutions; and take all other appropriate actions to: (a) effectuate the provisions of this Article II; and (b) ensure that after the First Effective Time, neither any holder of Adjusted Options, any beneficiary thereof, nor any other current or former participant in the Company Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plan, except as provided in this Article II; provided that the Company shall not pay any amounts for such consents, waivers, or releases without the prior written consent of Parent.

2.10        Treatment of Company Warrants in Connection with First Merger.

(a)        Immediately prior to the First Effective Time, with respect to each Company Warrant that is then unexpired, unexercised and outstanding, such Company Warrant shall (in accordance with the Warrant Cancellation Agreement), without any action on the part of any Person, terminate and be cancelled, and be converted into the right to receive, without interest, in respect of each share of Company Capital Stock covered by such Company Warrant, (A) an amount in cash equal to the Per Share Upfront Cash Consideration minus 23.5% multiplied by the per share exercise price of the Warrant, plus (B) a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to (x) the Per Share Upfront Stock Consideration minus (y) 76.5% multiplied by the per share exercise price of the Warrant divided by the Average Parent Stock Price determined as of the Closing Date, in each case, (A) or (B), less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld as determined by Parent, to be delivered by the Exchange Agent on behalf of the Parent.

(b)        Each Company Warrant subject to Section 2.10(a) shall (in accordance with the Warrant Cancellation Agreement) be entitled to receive (without interest), for each share of Company Common Stock issuable upon the exercise of such Company Warrant as of immediately prior to the First Effective Time, the following contingent consideration:

(i)        a contingent right to receive, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the applicable Per Share Milestone Consideration upon achievement of a Milestone;

(ii)        a contingent right to receive, an amount of cash equal to the Per Share Earnout Consideration upon the occurrence of an Earnout Trigger and payable in accordance with Section 2.22;

(iii)        an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock;

(iv)        a contingent right to receive, an amount of cash equal to the quotient of (x) the Adjustment Escrow Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock; and

(v)        a contingent right to receive, an amount of cash equal to the quotient of (x) excess Final Upfront Cash Consideration, if any, in accordance with Section 2.25(c)(iii), divided by (y) the Fully Diluted Shares of Company Stock.

2.11        Rights Cease to Exist. As of the First Effective Time, all shares of Company Capital Stock, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the rights set forth in this Article II.

2.12        No Fractional Shares; No Transfer of Rights. Notwithstanding any provision herein to the contrary:

(a)        no fractional shares of Parent Common Stock shall be issued pursuant to this Article II (with the intended effect that any shares of Parent Common Stock issuable to a single Seller on a particular date shall be aggregated and then rounded up to the nearest whole number);

(b)        the issuance of any Parent Common Stock to any Company Stockholder hereunder shall be expressly conditioned upon such Company Stockholder providing written evidence reasonably satisfactory to Parent that such Seller is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire completed in a manner satisfactory to Parent) unless, each of the following conditions are met: (A) such Company Stockholder is identified on the Payout Spreadsheet as a Non-Accredited Investor; (B) the aggregate number of Non-Accredited Investors among all of the Company Stockholder does not, in any event exceed thirty five (35) and (C) payment of Parent Common Stock to each such Non-Accredited Investor would not otherwise violate or reasonably be expected to violate the Securities Act (including Regulation D promulgated thereunder) or any other applicable securities Law; provided, that if these conditions are not satisfied, Parent and Company shall provide for the payment of cash as means to compensate such Non-Accredited Investors in such amounts as would have otherwise been paid in respect of such Parent Common Stock; and

(c)        no Seller may assign or transfer any right to receive shares of Parent Common Stock or cash pursuant to this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion), other than (i) on death by will or intestacy, (ii) pursuant to a court order, (iii) by operation of Law (including a consolidation or merger), (iv) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Seller and/or his, her or its Approved Relatives or (v) without consideration, in connection with the dissolution, liquidation or termination of any corporation, limited liability company or other entity.

2.13        Delivery of Calculations. Not less than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the following for Parent’s review and approval (provided that, if the parties are unable to agree and/or the Parent does not provide its approval within two (2) Business Days, then the Company’s calculations shall control for purposes of the Closing, subject to Post-Closing Adjustment pursuant to Section 2.25).

(a)        the Company’s calculation of the Upfront Cash Consideration, setting forth, in reasonable detail, each component thereof;

(b)        the Company’s calculations (setting forth the individual components, if applicable) of (i) the Per Share Upfront Cash Consideration, (ii) the Per Share Upfront Stock Consideration, and (iii) the Fully Diluted Shares of Company Stock;

(c)        a schedule of all Company Options, with exercise price information;

(d)        a schedule of all Company Warrants, with exercise price information;

(e)        the Company’s estimated balance sheet as of immediately prior to the Closing, with separate schedules reflecting (i) the estimated Closing Cash, (ii) the estimated Company Debt, (iii) the estimated Company Transaction Expenses and (iv) the estimated Closing Net Working Capital, as well as the difference between the estimated Closing Net Working Capital and the Net Working Capital Threshold;

(f)        the name and mailing address (or email address) of each Seller and whether such Company Stockholder has delivered an Accredited Investor Questionnaire and whether, to the Company’s Knowledge, such Company Stockholder is an Accredited Investor or a Non-Accredited Investor; and:

(i)        in the instance of Company Stockholders, the number of shares of Parent Common Stock to be issued to each Seller pursuant to Section 2.6(c)(ii), and the amount of cash to be paid to each Seller pursuant to Section 2.6(c)(ii);

(ii)        in the instance of Company Optionholders, the number of shares of Parent Common Stock and the amount of cash to be paid to each Company Optionholder pursuant to Section 2.7;

(iii)        [Reserved];

(iv)        in the instance of Company Warrantholders, the number of shares of Parent Common Stock to be issued to each Company Warrantholder and the amount of cash to be paid to each Seller pursuant to Section 2.10;

(v)        the amount of cash to be paid to each Seller as their portion of the Adjustment Escrow Amount (assuming the full amount is distributed) pursuant to Section 2.25(c)(ii);

(vi)        The portion of any Milestone Shares to be paid to each of Brant Binder or Richard Wagner shall be calculated and paid in accordance with Section 2.21(d); and

(g)        a certificate of a duly authorized officer of the Company certifying the foregoing on behalf of the Company.

The calculations listed in this Section 2.13 shall be set forth on a spreadsheet referred to herein as the “Payout Spreadsheet”. The Parties agree that Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will have the right to rely on the Payout Spreadsheet as setting forth an accurate listing of all amounts due to be paid by Parent, First Merger Sub, Second Merger Sub and the Company to the Sellers in exchange for Company Capital Stock, Company Options, Company Restricted Stock Awards and Company Warrants. Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will not have any liability with respect to the allocation of any shares of Parent Common Stock or cash made to the Sellers in accordance with the Payout Spreadsheet and the express terms of this Agreement.

2.14        Payments At Closing. At the Closing, Parent shall make, or cause to be made, payments as follows:

(a)        Parent shall make payments to the applicable Persons, by wire transfer of immediately available funds, in such amounts as are sufficient to repay in full (or otherwise cause to be satisfied and discharged) the Company Debt outstanding as of the Closing Date (including all interest accrued thereunder and all fees and expenses required to satisfy such obligations);

(b)        Parent shall make payments to the applicable Persons, by wire transfer of immediately available funds, the Company Transaction Expenses, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent, except that Parent shall cause any compensatory Company Transaction Expenses payable to Company Employees to be paid through the Surviving Entity’s payroll system;

(c)        Parent shall deposit or cause to be deposited with the Representative, by wire transfer of immediately available funds, the Expense Fund Amount;

(d)        Parent shall deposit or cause to be deposited with the Surviving Entity, by wire transfer of immediately available funds, the aggregate cash for distribution to the Company Optionholders and the Company Warrantholders, as applicable, as of immediately following the Closing pursuant to Section 2.10 and in accordance with the Payout Spreadsheet;

(e)        Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, (i) cash in an aggregate amount sufficient to pay the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(ii) and in accordance with the Payout Spreadsheet, and (ii) book-entry shares representing the aggregate number of shares of Parent Common Stock issuable to the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i) and in accordance with the Payout Spreadsheet; and

(f)        Parent shall deposit or cause to be deposited with the Escrow Agent, cash equal to the Adjustment Escrow Amount, to be held in the Adjustment Escrow Account, by wire transfer of immediately available funds to an account or accounts designated in writing by the Escrow Agent. The administration of the Adjustment Escrow Account shall be governed by the terms of the Escrow Agreement and this Agreement.

2.15        Non-Conversion.

(a)        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 2.6, but instead the applicable Company Stockholder shall only be entitled to such rights as are provided by the DGCL and, at the First Effective Time, such Dissenting Shares shall no longer be outstanding, and shall be cancelled and cease to exist, and the holders of such Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL.

(b)        Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 2.15(a), if any Company Stockholder effectively waives, withdraws or loses (through failure to perfect, waiver or otherwise) such Company Stockholder’s appraisal or dissenters’ rights with respect to any Dissenting Shares under the DGCL, then, (i) such Company Stockholder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon delivery of a duly completed and validly executed Letter of Transmittal and (ii) Parent (to the extent the following amount has been previously delivered by the Exchange Agent to Parent pursuant to Section 2.15(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such Company Stockholder such Company Stockholder’s portion of the cash attributable to such shares.

(c)        Demands for Appraisal. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, attempted written withdrawals of such demands, and any other instruments delivered pursuant to the DGCL and received by the First-Step Surviving Corporation relating to the Company Stockholders’ rights to appraisal with respect to the First Merger, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. Parent shall not, except with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands.

2.16        Exchange Agent; Submission of Letters of Transmittal.

(a)        Exchange Agent. Computershare, Inc. will act as exchange agent hereunder (in such capacity, the “Exchange Agent”) for the delivery, pursuant to the terms of this Agreement, of the aggregate shares of Parent Common Stock issuable, and the aggregate cash payable, to the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i) and Section 2.6(c)(ii), respectively, and in accordance with the Payout Spreadsheet, as well as the cash that may become distributable to the Sellers as and when any portion of the Expense Fund Amount is released. At or prior to the First Effective Time, Parent will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Company Stockholders, (i) book-entry shares representing the aggregate number of shares of Parent Common Stock issuable to the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i), and (ii) the aggregate cash for distribution to the Company Stockholders and the Company Warrantholders as of immediately following the Closing pursuant to Section 2.6(c)(ii). Parent also will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Sellers, cash that becomes distributable to the Sellers as and when any portion of the Expense Fund Amount is released pursuant to the terms of this Agreement. The Exchange Agent will hold and distribute the shares of Parent Common Stock issuable, and the cash payable, to such Sellers pursuant to the provisions of an exchange agreement between Parent and the Exchange Agent (the “Exchange Agreement”).

(b)        Letter of Transmittal. No later than one (1) Business Day following the First Effective Time, Parent shall cause the Exchange Agent to send to each Company Stockholder of record a letter of transmittal in the form attached hereto as Exhibit G (each, a “Letter of Transmittal”), to each Company Optionholder of record, an option cancellation agreement in the form attached as Exhibit K (each, an “Option Cancellation Agreement”) and to each Company Warrantholder of record a warrant cancellation agreement in the form attached as Exhibit L (each, a “Warrant Cancellation Agreement”). Upon receipt by the Exchange Agent of the Letter of Transmittal, duly completed and validly executed in accordance with the instructions, and in the case of a Company Optionholder, a properly completed and duly executed Option Cancellation Agreement, and in the case of a Company Warrantholder, a properly completed and duly executed Warrant Cancellation Agreement (and such other customary documents as may reasonably be required by the Exchange Agent), the record owner of such Company Capital Stock Certificate, Company Option or Company Warrant, as applicable, shall be entitled to receive in exchange therefor the consideration provided for herein. Parent shall cause the Exchange Agent to make payment to each such Company Stockholder, Company Optionholder and Company Warrantholder promptly following receipt by the Exchange Agent of such duly completed Letter of Transmittal. If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the Company Capital Stock Certificate, Company Option or Company Warrant, as applicable, is registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Capital Stock Certificate, Company Option or Company Warrant, as applicable, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the First Effective Time, each Company Capital Stock Certificate, Company Option or Company Warrant, as applicable, shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this Article II.

(c)        Transfer Books; No Further Ownership Rights in Company Capital Stock. The right to receive the applicable portion of the consideration provided for herein, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Company Capital Stock Certificates or such Company Warrants, and at the close of business on the day on which the First Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Capital Stock or Company Warrants, as applicable, that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, Company Capital Stock Certificates or Company Warrants, as applicable, are presented to Parent or the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)        Termination of Exchange Fund. At any time after six (6) months following the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to the holders of the Company Capital Stock Certificates or Company Warrants, as applicable, and thereafter such holders may look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of any Company Capital Stock Certificates or Company Warrants, as applicable, held by such holders.

2.17        No Liability. Notwithstanding anything in this Agreement to the contrary, none of the parties hereto or the Exchange Agent shall be liable to any Person for any portion of the payments contemplated by this Article II delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law.

2.18        Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Merger Subs, the First-Step Surviving Corporation, the Surviving Entity and the Exchange Agent (each a “Withholding Agent”), shall be entitled to deduct and withhold from that portion of any payments contemplated by this Article II or any other amount payable to a Seller pursuant to this Agreement, and shall pay to the appropriate Governmental Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding were made. Without limiting the foregoing, and in lieu of deducting from any payment, the applicable Withholding Agent may require that any Seller make arrangements satisfactory to such applicable Withholding Agent to satisfy any withholding requirements as a condition to making any payment (including, for example, in an instance where payment is to be made in shares of Parent Common Stock); provided, that any Seller may request that such applicable Withholding Agent accept commercially reasonable arrangements (including sell to cover arrangements) with respect to satisfying such withholding requirements. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding. For the avoidance of doubt, any such amount withheld shall reduce the cash consideration payable to such Seller regardless of whether the withholding is in respect of cash or equity consideration payable hereunder; provided that, notwithstanding the foregoing, (1) any amounts withheld in respect of payments to Company Optionholders at the Closing shall reduce only the equity consideration payable to such Company Optionholders hereunder at such time before reducing the cash consideration payable at such time, and (2) the parties acknowledge and agree that any amounts required to be withheld from the consideration payable upon achievement of the Milestones under this Agreement shall reduce the Milestone Shares payable to such Seller.

2.19        Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.1, if between the date of this Agreement and the First Effective Time the outstanding shares of any class or series of Company Capital Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any Stock Event, the per share consideration payable hereunder (including pursuant to Section 2.6 and Section 2.72.7) shall be appropriately adjusted to reflect such Stock Event.

2.20        Effect of the Second Merger on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any units of membership interest in Second Merger Sub, or on the part of the Company, Parent, the Merger Subs or any other Person:

(a)        each share of capital stock of the First-Step Surviving Corporation outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(b)        each unit of membership interest in Second Merger Sub outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a unit of membership interest in the Surviving Entity. At the Second Effective Time, Parent shall continue as the sole, direct holder of membership interests in the Surviving Entity.

2.21        Milestones.

(a)        Milestone Achievement. Within five (5) Business Days following the achievement of any Milestone, Parent shall deliver a notice in writing (each, a “Milestone Notice”) to the Representative regarding the achievement of the applicable Milestone. Within five (5) Business Days following Parent’s delivery of a Milestone Notice, Parent shall (A) deliver to the Representative a spreadsheet (each, a “Milestone Spreadsheet”) setting forth a list of each Seller and the amount of Milestone Shares payable to such Seller, after factoring in any deduction for any amount subject to the Offset Right, and (B) deliver book entries reflecting the Milestone Shares that are allocated among the Sellers pursuant to Section 2.6(c), Section 2.7(a), Section 2.10(a) and in accordance with the Milestone Spreadsheet and the other applicable terms and provisions of this Agreement; provided, however, that with respect to any shares of Company Capital Stock or Company Warrants for which a properly completed Letter of Transmittal has not been received by the Exchange Agent, Parent shall be entitled to withhold the book entries reflecting the Milestone Shares issuable with respect to such shares of Company Capital Stock or Company Warrants and to issue such shares Milestone Shares promptly following such receipt by the Exchange Agent.

(b)        No Guarantee of Achievement of Milestones. The parties agree, and each of the Sellers, by his, her or its execution of a Stockholder Written Consent, a Key Stockholder Support Agreement, a Letter of Transmittal and/or receipt of consideration for the Mergers hereunder, acknowledges and agrees that, subject to the obligation to use Commercially Reasonable Efforts in each of Section 2.21(c) and Section 2.22(c), (i) nothing herein shall constitute a guarantee by Parent or the Surviving Entity of the achievement of any Milestone or all of the Milestones; and (ii) (A) Parent or its designee shall have the sole decision-making authority over the development of all technologies, clinical trials, products and other business conducted to achieve any Milestone, (B) Parent is entitled to conduct its and the business of the Surviving Entity in a manner that is in the best interests of Parent and its stockholders, and (C) Parent or an Affiliate of Parent currently or may in the future offer or develop any directly or indirectly competing products or services and may make decisions with respect to such products and services that may adversely affect the achievement of a Milestone.

(c)        Achievement of Milestones. Notwithstanding Section 2.21(b), from and after the Closing Date until the expiration of the Efforts Period or the earlier achievement of all Milestones, Parent shall use, and shall cause its Affiliates (including after the Closing, the Surviving Entity) to use, Commercially Reasonable Efforts to achieve (or cause its Affiliates, licensees, sublicensees, distributors or resellers to achieve) each of the Milestones. Without limiting the generality of the foregoing, Parent will not take any action with respect to the conduct of the business of the Surviving Entity post-Closing with the intent to prevent or frustrate the achievement of any Milestone. Parent’s obligation to pay the Milestone Shares is subject to its Offset Right under, and in accordance with, Article VII hereunder.

(d)        Specific Milestone Share Allocation. The Milestone Spreadsheet shall indicate that 23.5% of the Milestone Shares payable in respect of the achievement of the applicable Milestone shall be allocated equally to each of Brant Binder and Richard Wagner, and Parent shall cause the Milestone Shares to be paid in accordance with the forgoing.

(e)        NASDAQ Rule. In the event that the issuance of the Milestone Shares would cause Parent to seek stockholder approval pursuant to Nasdaq Rule 5635(d) (and unless Parent has obtained such stockholder approval), Parent shall pay any excess amount of the Milestone Shares to the Sellers in cash in lieu of shares of Parent Common Stock, allocated among the Sellers in accordance with their respect Percentage Interests (as adjusted to account for the specific allocation set forth in Section 2.21(d)).

(f)        Interest. Any issuance of Milestone Shares hereunder that are not issued when due will accrue interest, payable in cash based on the value of the Milestone Shares not issues, from the date due until paid at an annual rate equal to the lower of (a) five (5) percentage points plus the Prime Rate as reported in the Wall Street Journal on the first day after the date on which the applicable payment was due; and (b) the maximum rate allowed by applicable Law.

2.22        Earnout.

(a)        Earnout Trigger Occurrence. Within five (5) Business Days following the occurrence of any Earnout Trigger, Parent shall (i) deliver a notice in writing (each, an “Earnout Notice”) to the Representative regarding the occurrence of the applicable Earnout Trigger, (ii) Parent shall deliver to the Representative a spreadsheet (each, an “Earnout Spreadsheet”) setting forth a list of each Seller and the amount of applicable Earnout Consideration payable to such Seller, (iii) deliver the applicable Earnout Consideration to be allocated among the Sellers pursuant to Section 2.6(c), Section 2.7(a), Section 2.10(a) and in accordance with the Earnout Spreadsheet and the other applicable terms and provisions of this Agreement, and (iv) deliver to the Representative a written report setting forth in reasonable detail regarding the calculation of any Earnout Consideration, including the circumstances regarding such Earnout Trigger and a calculation of the Earnout Proceeds; provided, however, that with respect to any shares of Company Capital Stock or Company Warrants for which a properly completed Letter of Transmittal has not been received by the Exchange Agent, Parent shall be entitled to withhold the payment in respect thereof until receipt by the Exchange Agent of a properly completed Letter of Transmittal.

(b)        No Guarantee of Occurrence of Earnout Trigger. The parties agree, and each of the Sellers, by his, her or its execution of a Stockholder Written Consent, a Key Stockholder Support Agreement, a Letter of Transmittal and/or receipt of consideration for the Mergers hereunder, acknowledges and agrees that, subject to the obligation to use Commercially Reasonable Efforts in each of Section 2.21(c) and Section 2.22(c), (i) nothing herein shall constitute a guarantee by Parent or the Surviving Entity of the occurrence of an Earnout Trigger; and (ii) (A) Parent or its designee shall have the sole decision-making authority over the development of all technologies, clinical trials, products and other business conducted to achieve an Earnout Trigger, (B) Parent is entitled to conduct its and the business of the Surviving Entity in a manner that is in the best interests of Parent and its stockholders, and (C) Parent or an Affiliate of Parent currently or may in the future offer or develop any directly or indirectly competing products or services and may make decisions with respect to such products and services that may adversely affect the occurrence of an Earnout Trigger.

(c)        Occurrence of Earnout Trigger. Notwithstanding Section 2.22(b), from and after the Closing Date until the expiration of the Efforts Period, Parent shall use, and shall cause its Affiliates (including after the Closing, the Surviving Entity) to use, Commercially Reasonable Efforts to receive sufficient Earnout Proceeds to pay to the Sellers an amount equal to the Maximum Earnout Consideration. Without limiting the generality of the foregoing, Parent will not take any action with respect to the conduct of the business of the Surviving Entity post-Closing with the intent to prevent or frustrate the occurrence of any Earnout Trigger. Parent’s obligation to pay the Earnout Consideration is subject to its Offset Right under, and in accordance with, Article VII hereunder.

(d)        Interest. Any payments or portions thereof due hereunder that are not paid when due will accrue interest from the date due until paid at an annual rate equal to the lower of (a) five (5) percentage points plus the Prime Rate as reported in the Wall Street Journal on the first day after the date on which the applicable payment was due; and (b) the maximum rate allowed by applicable Law.

2.23        Tax Treatment.

(a)        Parent, the Merger Subs and the Company each intend that the Mergers, taken together, constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, in accordance with IRS Revenue Ruling 2001-46, 2001-2 CB 321 (the “Intended Tax-Free Treatment”). Each of Parent, the Merger Subs and the Company and their respective Affiliates and representatives shall, unless otherwise required by a final “determination” by a Governmental Authority, (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Parent for the taxable year that includes the Mergers), and (B) take no Tax position inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)        This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)        Each of Parent, the Merger Subs and the Company and their respective Affiliates and representatives shall cooperate and use their respective commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax-Free Treatment, and, except for the performance of this Agreement in accordance with its terms, agree not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment. Such cooperation and commercially reasonable efforts shall include (but shall not be limited to): (i) taking actions (and not failing to take actions) to cause the Mergers to qualify for the

Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax-Free Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax-Free Treatment); and (iii) in the event either Parent or the Company seeks, or both Parent and the Company seek, a tax opinion from their respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions in connection with the Transactions, each Party (other than the Representative) shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

(d)        Notwithstanding any provision herein to the contrary, (i) no party or their respective Affiliates shall have any liability to the other party, or any Seller, with respect to the tax treatment or the tax consequences of the Mergers (other than, for the avoidance of doubt, any liability resulting from (A) any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by such party in this Agreement or any tax representation letters provided by such party pursuant to Section 2.23(c) (if applicable) and (B) any breach of or failure to perform any covenant or agreement of such party provided for in this Agreement including pursuant to Section 2.23(c) (if applicable)) and (ii) each Seller shall be solely responsible with respect to the tax treatment of the Mergers as to such Seller as well as the tax consequences thereof.

(e)        Except as otherwise determined by Parent in connection with a change in the current interpretation or application of Law applicable to Section 409A of the Code, any distributions to Company Optionholders based on Per Share Milestone Consideration will be treated and reported for all tax purposes as being subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d) until such amounts become due and payable hereunder or compliant with a deferred payment date within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(iv). In the event of a change in current interpretation of Law applicable to or application of Section 409A of the Code, Parent shall use commercially reasonable efforts to treat any distributions to such Company Optionholders based on Per Share Milestone Consideration as paid in compliance with, or pursuant to an exemption with respect to, Section 409A of the Code and the Treasury Regulations promulgated thereunder but shall not be bound to compensate any such Company Optionholders for taxes or penalties paid or payable pursuant to Section 409A of the Code.

(f)        For all applicable Tax purposes, the Parties agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(i)        Parent shall be treated as the owner of the Adjustment Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Adjustment Escrow Amount, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8.

(ii)        The right of the Sellers to the Adjustment Escrow Amount, Earnout Consideration, and Milestone Shares shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local, and non-U.S. Law, as appropriate, and if and to the extent any amount of the Adjustment Escrow Amount, Earnout Consideration, or Milestone Shares is actually distributed or paid to the Sellers, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code.

(iii)        The Expense Fund Amount shall be treated as having been received and voluntarily set aside by the Sellers on the Closing Date, and no Tax withholding or reporting shall be required in connection with the distribution of any portion of the Expense Fund to the Sellers.

(iv)        Any payments made in respect of Company Options pursuant to this Agreement (A) shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due (which, for the avoidance of doubt, shall be the Closing Date with respect to the Expense Fund Amount), (B) shall be net of any Taxes withheld pursuant to Section 2.7, and (C) shall, in respect of payments attributable to Company Options hold by Company Employees only, be made through the Surviving Entity’s (or any Affiliate thereof or successor thereto) standard payroll procedures in accordance with Section 2.7 (provided, however, that payments of the release of the Expense Fund Amount in respect of Company Options shall be made directly by the Surviving Entity (or any Affiliate thereof or successor thereto) and not through its payroll). Any applicable withholding Taxes in respect of the portion of the Expense Fund Amount borne by Company Optionholders in respect of Company Options shall be withheld from amounts payable to them pursuant to Section 2.7.

2.24        Certain Information Rights; Acceleration of Milestone Shares and Earnout Consideration.

(a)        Parent shall, and shall cause the other members of the Parent Group to, keep reasonable documentation relating to the progress towards the Milestones and Earnout Triggers. For each semiannual period during the Efforts Period and for the first semiannual period concluding following the Efforts Period, Parent shall provide the Representative with an annual development report within forty-five (45) calendar days after the end of such calendar seminannual period, as applicable, summarizing in reasonable detail (i) the status of efforts of the Parent Group or any of its or their assignees or delegates, or any Affiliates of any of the foregoing, during such period, to achieve the Milestones, Earnout Triggers and Earnout Consideration. Parent shall respond to reasonable follow-up questions from the Representative regarding such reports and, if the Representative requests meeting(s) with representatives of Parent to discuss such calendar semiannual, as applicable, report(s), up to three (3) representatives of each of Parent and the Sellers shall meet to discuss such questions in person or via teleconference, not more often than once per period in which a report is to be provided to the Representative, with such representatives of Parent including at least one executive of the Parent having primary operating responsibility with respect to the progress towards the Milestones, Earnout Triggers and Earnout Consideration. Following each such meeting relating to a report described in clause (i) above, upon the reasonable request of the Representative, Parent shall provide copies of and access to material data and final reports of the activities conducted relied upon for the preparation of the report for inspection and copying for the purpose of determining the status and progress towards the Milestones, Earnout Triggers and/or Earnout Consideration.

(b)        Upon the request of the Representative, Parent shall, and shall cause each member of the Parent Group to, permit an audit of any books and records of the Parent Group to have access upon reasonable prior notice and during normal business hours for the purpose of reviewing and confirming the payment of Earnout Proceeds, accomplishment of any Earnout Trigger or accomplishment of any Milestone. Any such audit must be completed prior to the date that is one (1) year after the end of the Efforts Period. In the event that any such audit concludes that any payment or other amount was not made when due hereunder or was underpaid, the Representative shall notify Parent. Parent may dispute such audit finding within thirty (30) days after receipt of such notice, and the Representative and Parent shall then attempt in good faith to resolve such dispute. If the Representative and Parent are not able to agree in good faith within thirty (30) days, then either the Representative or Parent may initiate dispute resolution. If the Representative and Parent agree or dispute resolution determines that there was an underpayment, Parent shall reimburse the Sellers for the reasonable costs of such audit and shall pay interest in accordance with Section 2.21 or 2.22, as applicable.

(c)        In the event that a Change in Control occurs: (i) prior to the first anniversary of the Closing Date, fifty percent (50%) of (A) any then-unissued Milestone Shares and (B) any then-unpaid Earnout Consideration will accelerate and become immediately due, issuable and payable to the Sellers; (ii) after the first but prior to the second anniversary of the Closing Date, thirty-three percent (33%) of (1) any then-unissued Milestone Shares and (2) any then-unpaid Earnout Consideration will accelerate and become immediately due, issuable and payable to the Sellers; and (iii) after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, twenty-five percent (25%) of (x) any then-unissued Milestone Shares and (y) any then-unpaid Earnout Consideration will accelerate and become immediately due, payable and issuable to the Sellers. For the avoidance of doubt, Parent shall remain obligated to issue the remaining and unpaid Milestone Shares and pay the remaining Earnout Consideration to the Sellers in accordance with Section 2.21 and Section 2.22 respectively.

(d)        In the event that a Liquidation Event occurs at any time prior to the issuance of all of the Milestone Shares or the completion of the payment of the Earnout Consideration, as applicable, one hundred percent (100%) of the then-unissued Milestone Shares and the then-unpaid Earnout Consideration shall accelerate and become immediately due, issuable and payable to the Sellers, allocated among the Sellers pursuant to Section 2.6(c), Section 2.7(a), and Section 2.10(a).

2.25        Post-Closing Adjustment Amount.

(a)        Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following: (i) the Closing Cash; (ii) the Closing Net Working Capital; (iii) the Company Transaction Expenses; (iv) the Company Debt; and (v) the resulting Final Upfront Cash Consideration. The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Representative delivers a written notice to Parent of any objection to the Final Calculation (the “Objection Notice”) within thirty (30) days (the “Objection Period”) after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Representative’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Company Transaction Expenses or Company Debt, as the case may be. If Representative gives any such Objection Notice within the Objection Period, then Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Representative and Parent do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.25(b). Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period (for clarity, excluding any item or amount which is dependent on another item or amount that has been disputed in the Objection Notice).

(b)        If Parent and Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent international accounting firm selected to serve as such by mutual agreement of Parent and Representative (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties (in the case of the Representative, on behalf of the Sellers) in such proportion as is appropriate to reflect the relative benefits received by the Sellers and Parent from the resolution of the dispute. For example, if Representative challenges the calculation in the Final Calculation by an amount of $100,000, but the Reviewing Party determines that Representative has a valid claim for only $40,000, Parent shall bear 40% of the fees and expenses of the Reviewing Party and Representative on behalf of the Sellers shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Representative and Parent) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by Parent in the Final Calculation or as proposed by Representative in the Objection Notice). Parent and Representative shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Parent, Representative and the Reviewing Party. The procedures of this Section 2.25(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.25(b) may be filed as a judgment in any court of competent jurisdiction.

(c)        The “Post-Closing Adjustment” shall be an amount equal to the Final Upfront Cash Consideration less the Upfront Cash Consideration and, for the avoidance of doubt, may be a positive or a negative number or zero.

(i)        If the Post-Closing Adjustment is a negative number, then within five (5) Business Days after the delivery of the Final Calculation, Parent and the Representative shall deliver joint written instructions to the Escrow Agent to (A) release to Parent from the Adjustment Escrow Account, an amount of cash equal to the lesser of (I) the Post-Closing Adjustment, and (II) all funds in the Adjustment Escrow Account, and in the case of (I), (B) release to the Exchange Agent all funds remaining in the Adjustment Escrow Account for further distribution to the Sellers in accordance with Section 2.6, Section 2.7, and Section 2.10. If the Post-Closing Adjustment exceeds the funds in the Adjustment Escrow Account (such excess, the “Post-Closing Adjustment Excess”), then such Post-Closing Adjustment Excess shall represent Damages that are subject to the Offset Right.

(ii)        If the Post-Closing Adjustment is zero, then within five (5) Business Days after the delivery of the Final Calculation, Parent and the Representative shall deliver joint written instructions to the Escrow Agent to release to the Exchange Agent all funds in the Adjustment Escrow Account for further distribution to the Sellers in accordance with Section 2.6, Section 2.7, and Section 2.10.

(iii)        If the Post-Closing Adjustment is a positive number, then within five (5) Business Days after the delivery of the Final Calculation, (A) Parent and the Representative shall deliver joint written instructions to the Escrow Agent to release to the Exchange Agent all funds in the Adjustment Escrow Account for further distribution to the Sellers, and (B) Parent shall deliver or cause to be delivered the excess Final Upfront Cash Consideration to the Exchange Agent for distribution to the Sellers, in each case, in accordance with Section 2.6, Section 2.7, and Section 2.10.

Notwithstanding anything else, if the Closing Net Working Capital as determined pursuant to Section 2.25(a) or (b), as applicable, is within $100,000 of the Closing Net Working Capital used to calculate the Upfront Cash Consideration, then the Closing Net Working Capital used to calculate the Upfront Cash Consideration shall also be used for purposes of calculating the Final Upfront Cash Consideration (such that the Post-Closing Adjustment shall not take into account any adjustments in respect of Closing Net Working Capital).

2.26        Further Action. If, at any time after the First Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the officers and directors or managers, as applicable, of the Surviving Entity and the Parent shall be fully authorized (in the name of each of the Merger Subs, in the name of the Company, in the name of the Sellers or otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable section of the Company Disclosure Schedule (as interpreted in accordance with Section 9.12), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof as follows, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1        Organization and Good Standing.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and license its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the assets or properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the Company’s failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Company Governing Documents.

(b)        The Company has no Subsidiaries.

(c)        The Company has made available to Parent true, accurate and complete copies of the Company Governing Documents.

3.2        Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, with receipt of the Requisite Stockholder Approvals in the form of the Stockholder Written Consent, each of which shall, subject to the execution of this Agreement, become effective at the Written Consent Effective Time, to consummate the Mergers and the other Transactions to which the Company is a party. The execution and delivery of this Agreement and, upon receipt of the Stockholder Written Consents immediately following the execution of this Agreement, the consummation of the Mergers and the other Transactions to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”). The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) approved this Agreement, the Mergers and the other Transactions to which the Company is a party and determined that this Agreement, the Mergers and the other Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, is advisable, fair to and in the best interests of the Company and the holders of Company Capital Stock and in accordance with the provisions of applicable Laws and the Company Governing Documents and (ii) has submitted this Agreement to the holders of Company Capital Stock for the purpose of adoption and unanimously recommended that the holders of Company Capital Stock adopt this Agreement. Except for the Requisite Stockholder Approvals, no other vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to approve or adopt this Agreement, the Mergers and the other Transactions to which the Company is a party.

3.3        Capitalization. Section 3.3 of the Company Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of Company Capital Stock (and any other Equity Interests of the Company), the names of the record owners thereof, any certificate representing any such Equity Interests, and the number, type, class and series of Equity Interests held by each such owner (including, in respect of any Company Preferred Stock, Company Options, Company Warrants or other convertible securities, the number of shares of Company Capital Stock (and the class and series of such Company Capital Stock) into which such Equity Interest is convertible as of the date hereof). Each share of Company Preferred Stock is convertible, at the option of the holder, into one share of Company Common Stock assuming conversion pursuant to and in accordance with the Company Charter. Each Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Plan (or such other plan pursuant to which such Company Options were issued). Each Company Warrant was duly authorized by all requisite corporate action. All of the issued and outstanding shares of Company Capital Stock have been, and all shares which may be issued pursuant to the exercise of the Company’s other Equity Interests, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens. Except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no outstanding or authorized Equity Interests, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon any of them providing for the issuance, disposition or acquisition of any Equity Interests, and the Company does not have any contractual or legal requirement to provide any notice or disclosure to any holder in respect of any such items in connection with the consummation of the Transactions. There are no commitments or agreements to provide any equity-based or equity-linked compensation that has not been granted. There are no outstanding or authorized stock appreciation, phantom stock, profits interests or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company or any other holder of Equity Interests of the Company that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth on Section 3.3 of the Company Disclosure Schedule: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or by which the Company is bound; and (b) there are no agreements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Capital Stock, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in the foregoing clauses (a) and (b), collectively, the “Rights Agreements”). On or prior to the First Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.

3.4        Non-contravention.

(a)        Assuming that all consents, approvals, authorizations and permits described in Section 3.4(a) of the Company Disclosure Schedule have been obtained and all filings and notifications described in Section 3.4(b) have been made, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will: (i) result in the creation of any Lien, other than Permitted Liens, on any of the material properties or assets of the Company or any of the shares of Company Capital Stock, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (A) any provision of the Company Governing Documents or any resolution adopted by stockholders of the Company or the Company’s board of directors, (B) any Material Contract of the Company or any Contract applicable to its material properties or assets, or (C) any applicable Law or (iii) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which the Company or any of the assets owned or used by the Company is subject, except in the case of the foregoing clauses (i) or (ii)(B) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except in the case of the foregoing for such notices, consents and waivers that, if not obtained or made, and such conflicts and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business or to any of the assets owned or used by the Company.

3.5        Brokers’ Fees. Other than the fees owed to the Persons listed in Section 3.5 of the Company Disclosure Schedule that will be fully accounted for in Company Transaction Expenses, neither the Company nor any Seller nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6        Title to Assets. The Company does not hold title to any real property and has never owned any real property. The Company is not a party to any Contract to purchase or sell any real property. The Company has good title to, or valid leasehold interest in, all of the material properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens. The Company has made available to Parent true, correct and complete copies of all Leases and other Contracts in respect of all Leased Real Property, including all exhibits, addenda, modifications, amendments, renewals, terminations and supplements thereto (“Company Leases”). The Company is not violating, and since the Company’s formation, has not violated, any Law relating to any Leased Real Property or operations thereon. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Leased Real Property, (ii) as set forth on Section 3.6 of the Company Disclosure Schedule and (iii) to the extent expressly set forth in the Lease relating to such Leased Real Property. Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Leased Real Property complies with all applicable Laws, including zoning and land use laws, regulations, codes and/or ordinances, and the Company has not received any notifications from any Governmental Authority or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property. The Company has not entered into (or been granted) any extension, amendment, waiver or other accommodation in connection with the economic conditions relating to COVID-19 that would have the result of decreasing, delaying or otherwise modifying its payment obligations with respect to the Company Leases. The tangible assets and properties owned or leased by the Company constitute all of the material tangible assets and properties that are necessary for the Company to conduct and operate the Business as of immediately after the Closing.

3.7        Financial Statements.

(a)        The Company has delivered to Parent (i) the unaudited consolidated balance sheet of the Company Group as of December 31, 2020, and the related statements of profit and loss for the 12-month period then ended, and (ii) the unaudited, consolidated balance sheet of the Company Group as of March 31, 2021 (the “Company Balance Sheet”; such date, the “Company Balance Sheet Date”), and the related statements of profit and loss for the three-month period then ended (collectively, the “Financial Statements”), which are included as Schedule 3.7(a) of the Company Disclosure Schedule. The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) except as set forth on Section 3.7(a) of the Company Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) present fairly in all material respects the financial condition and results of operation of the Company at the dates and for the periods therein indicated (subject, in the case of unaudited interim period financial statements, to (1) the absence of notes, which, if included, would not materially differ from the notes to the audited Financial Statements and (2) normal recurring year-end audit adjustments, none of which individually or in the aggregate are expected to be material in amount or nature) and (D) are true and correct in all material respects.

(b)        Section 3.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Debt (other than Taxes), including, for each item of such indebtedness, the agreement governing such Company Debt and the interest rate, maturity date and any assets securing such indebtedness. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

3.8        Undisclosed Liabilities. The Company does not have any material Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2020, and (ii) those incurred in the business of the Company since December 31, 2020, in the Ordinary Course that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of applicable Law.

3.9        Absence of Certain Changes. Since December 31, 2020, (i) the Company has conducted the business of the Company in the Ordinary Course and (ii) there has not occurred a Company Material Adverse Effect and (iii) neither the Company nor any Subsidiary has done, caused or permitted any of the actions described in Section 5.2 (assuming those limitations in Section 5.2 were in effect prior to the date hereof).

3.10        Litigation; Compliance with Laws; Restrictions on Business Activities.

(a)        There are no Legal Proceedings pending or involving the Company or any of its assets or properties or, to the Company’s Knowledge, any of its directors, officers, Company Employees or Company Contractors (in their capacities as such or relating to their employment, services or relationship with the Company). To the Company’s Knowledge, no such Legal Proceeding has been threatened. To the Company’s Knowledge, there is no Order outstanding against the Company or any of its assets or properties (or, any of its directors, officers, Company Employees or Company Contractors (in their capacities as such or relating to their employment, services or relationship with the Company).

(b)        The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law (including all COVID-19 Measures).

3.11        Tax Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a)        The Company has properly completed and timely filed all income and other material Tax Returns required to be filed by it (after giving effect to any valid extensions of time in which to make such filings that were properly granted by a Governmental Authority) and has timely paid all material Taxes required to be paid by it (whether or not shown on any Tax Return). All Tax Returns that have been filed by the Company have been be prepared in accordance with applicable Law in all material respects and are accurate and complete in all material respects. There are no Liens for Taxes against any of the assets of the Company other than Permitted Liens and Taxes not yet due and payable.

(b)        The Company has delivered or made available to Parent true, correct and complete copies of all income and other material Tax Returns for the past completed Tax years since inception.

(c)        The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) covered thereon. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course subsequent to the dates covered thereon.

(d)        There is (i) no examination, audit, dispute or claim pending or otherwise threatened in writing with respect to any Tax Return of the Company, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed (other than customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of not more than six months). No adjustment relating to any Tax Return filed by the Company has been proposed, asserted or assessed in writing to the Company. No claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)        The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement, other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes.

(f)        The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(g)        The Company has not participated in, and is not currently participating in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(h)        Neither the Company nor any predecessor of the Company has (i) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation, (ii) any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract (other than any contract entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes), or by operation of law or (iii) ever been a party to any joint venture, partnership or other agreement that would reasonably be treated as a partnership for Tax purposes.

(i)        The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) voluntary or required change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date, or (vi) election under Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(j)        The Company is not, and has not at any time been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k)        The Company is a resident for Tax purposes solely in its country of incorporation, and is not subject to Tax in any jurisdiction other than its country of incorporation, by virtue of having employees, a permanent establishment, any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(l)        The Company has provided to Parent all material documentation relating to any applicable Tax holidays or incentives of which the Company is currently entitled. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by (or be subject to a clawback or recapture as a result of) the Transactions.

(m)        The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

(n)        The Company has (i) complied in all material respects with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) in connection with any amounts paid or owing to any Company Employee, Company Contractor, customer, creditor, stockholder or other Person, and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all material amounts required to be so withheld and paid over under all applicable Law, including foreign, federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(o)        No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company. The Company has not requested or received a ruling from any Governmental Authority with respect to Taxes.

(p)        The Company has (i) complied in all material respects with its obligations under any Law relating to all sales, use, value added, goods and services and similar Taxes (“VAT”), (ii) collected all VAT required to be collected and (iii) timely remitted such Taxes to the appropriate Governmental Authority in accordance with applicable Laws.

(q)        The Company has not deferred any payroll Taxes or claimed any payroll Tax credits permitted by or created pursuant to the CARES Act or IRS Notice 2020-65 or pursuant to any other COVID-19 Measure.

(r)        No power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force.

(s)        The Company has not taken any action or omitted to take any action, and does not have knowledge of any fact or circumstance, the taking, omission or existence of which, as the case may be, could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.

(t)        Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) no representation or warranty is made by the Sellers or the Company in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 3.11 and Section 3.17 (to the extent related to Taxes), (ii) the representations and warranties of the Company in this Section 3.11 (other than Sections 3.11(i) and 3.11(q)) refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Company for any taxable period (or portion thereof) beginning after the Closing Date.

3.12    Intellectual Property.

(a)        Section 3.12(a) of the Company Disclosure Schedule identifies (i) each item of Intellectual Property which is issued or registered to the Company or for which the Company has applied for issuance or registration (the “Registered Intellectual Property”), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which registration was issued, date of filing and issuance and names of all current applicant(s) and registered owner(s), as applicable, and (ii) each item of other material, unregistered Intellectual Property, including social media accounts, which is owned by or purported to be owned by the Company (the “Unregistered Intellectual Property”), other than items of Off-the-Shelf Software, trade secrets, know-how and goodwill attendant to the Intellectual Property and other Intellectual Property rights not reducible to schedule form. The Company has furnished to Parent true, correct and complete copies of each item of Registered Intellectual Property, as well as all other written documentation evidencing ownership and, if applicable, prosecution of each such item. To the Company’s Knowledge, each item of Registered Intellectual Property is valid, enforceable and subsisting. With respect to each item of Intellectual Property required to be identified as Registered Intellectual Property, all registration, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. The Company is the sole and exclusive owner of and possesses all right, title and interest in and to each item of Registered Intellectual Property and Unregistered Intellectual Property, free and clear of any Lien, including any exclusive or non-exclusive license or any obligation to grant any of the foregoing, other than any license granted in the Ordinary Course.

(b)        Section 3.12(b) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which the Company licenses from or otherwise uses any item of Intellectual Property owned by a Person other than the Company other than any Open Source Materials or any Off-the-Shelf Software, and (ii) each Contract pursuant to which the Company has granted to any Person any license in any Registered Intellectual Property or Unregistered Intellectual Property, including any right to use any item of Company technology as a service (any Contract described in the foregoing clause (i) or clause (ii), an “Intellectual Property License” and any Intellectual Property licensed pursuant thereto, the “Licensed Intellectual Property”). Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, None of the execution and delivery of any Transaction Document, the performance of the Transactions or the operation of the Business, will, directly or indirectly, with or without notice or lapse of time or both: (A) adversely affect the continuity, validity or enforceability of any Intellectual Property License or result in the breach, modification, cancellation, termination or suspension of any Intellectual Property License; (B) bind or subject the Parent Group or the Company, pursuant to any Intellectual Property License or otherwise, to any noncompete or other restriction on the operation or scope of the Business that such entity was not bound by or subject to prior to the Closing; (C) obligate the Company pursuant to any Intellectual Property License to pay any royalties, commissions, honorarias, fees or other payments or provide any discounts or reduced payment obligations, in each case, to any Person in excess of those payable or provided to such Person prior to the Closing; (D) grant any Person any right or access to, or place in or release from escrow, any source code of any Registered Intellectual Property or Unregistered Intellectual Property; or (E) grant any Person any Intellectual Property right or any other proprietary right in any Company Intellectual Property.

(c)        Section 3.12(c) of the Company Disclosure Schedule identifies (i) all Software that is owned, purported to be owned or developed by or on behalf of the Company and (ii) all Software that is licensed or otherwise used by the Company and owned by a Person other than the Company, in each case of clauses (i) and (ii) that is material to the Company (the “Company Software”). To the Company’s Knowledge, the Company Software (A) performs in material conformance with its documentation and (B) is free from any material software defect. The Company uses industry standard efforts to prevent the introduction into the Company Software of any virus, software routine or hardware component (1) designed to permit unauthorized access to or disable or otherwise harm any computer, systems or software, or back door or other software routine that allows unauthorized access to, viewing, manipulation, modification or other changes to, or is designed to disable, a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program, or (2) that would reasonably be expected to materially impair the operation or functionality of such Software. The Company has possession of, or access to, the source code for each material version of Software owned or developed by or on behalf of the Company, as well as all documentation related thereto. The Company is not a party to any escrow agreements pertaining to source code for any Software owned by the Company. None of the Company, any Company Employee, any Company Contractor or any Affiliate of any of the foregoing has licensed, distributed, divulged, deposited, delivered or otherwise disclosed to any Person any source code for any Software owned by the Company or agreed to or permitted the deposit, disclosure or delivery of any such source code to any Person. No license, lease or similar Contract relating to any Software owned by the Company includes any obligation to provide any Person access to, or permit any Person to distribute or create derivative works of, the source code for any Software owned by the Company. For each item of Company Software that is not owned by the Company, the Company has an adequate and sufficient number (and type) of per-seat licenses for each unique user of such Company Software for the business of the Company as conducted prior to the Closing, whether such user is a Person, software or device accessing Software and whether such user licenses are authorized users, internal users, external users or qualified users. The Company Software meets or exceeds the licensing requirements of the Company that are necessary for the operation of the business of the Company as conducted prior to the Closing.

(d)        Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company owns or has valid right or license to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit all Intellectual Property necessary or prudent for the operation of the Business (together with the Registered Intellectual Property, the Unregistered Intellectual Property, the Licensed Intellectual Property and the Company Software, the “Company Intellectual Property”). Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, each item of Company Intellectual Property owned or licensed to the Company immediately prior to the Closing will be owned or licensed for use by the Company on identical terms and conditions immediately following the Closing, and to the Company’s Knowledge there is no Intellectual Property other than the Company Intellectual Property that is material to or necessary for the operation of the Business. The Company has taken all necessary and prudent action to maintain and protect each item of Company Intellectual Property owned by the Company (“Company Owned Intellectual Property”). With respect to each item of Company Intellectual Property, (i) to the Company’s Knowledge, such item is valid and enforceable and fully complies with all Laws applicable to the enforceability thereof, (ii) to the Company’s Knowledge, such item is not subject to any Order, (iii) no Legal Proceeding is pending or, to the Company’s Knowledge, threatened or anticipated that challenges the legality, validity, enforceability or, as applicable, ownership or use of such item, and, to the Company’s Knowledge, there is no basis for any such claim and (iv) except as set forth in Section 3.12(d) of the Company Disclosure Schedule, neither the Company nor any Affiliate thereof has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(e)        Section 3.12(e) of the Company Disclosure Schedule identifies all Open Source Materials (including release number, if any) that are subject to any Copyleft License and included in or integrated with (including as a programming dependency) the Company Software, including in development or testing thereof, and the Open Source License (including version number, if any) under which the Company uses such Open Source Materials. The Company has not: (A) used any Open Source Materials that are subject to any Copyleft License to develop any Company Software, (B) incorporated any Open Source Materials that are subject to any Copyleft License into, or combined any Open Source Materials that are subject to any Copyleft License with, any Company Owned Intellectual Property, or (C) distributed any Open Source Materials in conjunction with or for use with any Company Owned Intellectual Property. The Company has not used any Open Source Materials subject to a Copyleft License in an OSS Triggering Manner. The Company is in material compliance with the terms of all relevant licenses (including all requirements related to notices and making source code available to third parties) for all Open Source Materials used by the Company, including all copyright notice and attribution requirements and all requirements to offer access to source code.

(f)        To the Company’s Knowledge, none of the products and services of the Company, the exploitation of Company Intellectual Property or the operation of the Business as conducted prior to the Closing infringes, misappropriates, interferes with or otherwise violates, or has ever infringed, misappropriated, interfered with or otherwise violated, any right (including any Intellectual Property right), title or interest of any Person. The Company has not received and, to the Company’s Knowledge, has no reason to anticipate, any notice, charge, complaint, claim, demand or other initiation of any Legal Proceeding (whether written or oral) alleging infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Intellectual Property of any Person by the Company or any Company Intellectual Property. To the Company’s Knowledge, no unauthorized use, unauthorized disclosure, infringement, violation or misappropriation of any Company Intellectual Property by any Person is occurring or has ever occurred. The Company has not received any oral or written opinions of counsel relating to infringement, invalidity or unenforceability of any Company Intellectual Property. The Company has used commercially reasonable efforts to identify any infringement, misappropriation, interference, violation, unauthorized disclosure or other unauthorized use by any Person of any right, title or interest in or to any Company Owned Intellectual Property, Company Data or Confidential Information.

(g)        The Company has taken all necessary measures consistent with industry best practices to protect the secrecy and value of all Trade Secrets of the Company (including the enforcement by the Company of a policy requiring each Company Employee and Company Contractor that is a natural person (“Individual Company Contractor”) with access to such Trade Secrets to execute proprietary information and confidentiality agreements substantially in such Company’s standard form, and all Company Employees and Individual Company Contractors have executed such agreements except as set forth in Section 3.12(g) of the Company Disclosure Schedule). The Trade Secrets of the Company and all other confidential Company Owned Intellectual Property, are not part of the public knowledge or literature and have not been used, divulged or appropriated either to the detriment of the Company or for the benefit of any other Person (including any Affiliate of the Company or any officer, director, stockholder, representative of the Company or any Affiliate of any of the foregoing).

(h)        The Company owns, leases or is provided as a service from a third-party contractor all computer systems, network connectivity, communication equipment and other technology necessary for the operations of the Company (the “Company Systems”). The Company Systems are in good working condition and sufficient for the operation of the business of the Company as conducted prior to the Closing, including having sufficient capacity to comply with any applicable Laws or Orders, including all COVID-19 Measures, that require remote work by some or all Company Employees or Company Contractors. There has been no error, breakdown, failure or other material substandard performance of any Company System which has caused any material disruption or damage to the Company or that was, is or will be reportable to any Governmental Authority.

(i)        Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, no government funding, resources, personnel or facilities of any university, college or other educational institution or research center was used in the development of any Intellectual Property owned by the Company. Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, no Company Employee, Company Contractor or current or former director or officer of the Company who has participated in, been involved in or who contributed to the creation or development of any Intellectual Property owned by the Company has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which such Person was also performing services for the Company. The Company is not a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(j)        Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, each Company Employee, Individual Company Contractor, and current and former director and officer of the Company who has participated in, been involved in or who contributed to the creation or development of any Intellectual Property owned or purported to be owned by the Company has executed valid and enforceable written Intellectual Property assignment and confidentiality agreements for the sole and exclusive benefit of the Company (and of no other Persons, including any Affiliate of the Company) in the form of (i) a present assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to such Intellectual Property and a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have therein, and (ii) a nondisclosure, noncompetition, non-solicitation and non-hire agreement in the form provided to Parent, and the Company has provided true, correct and complete copies of all such agreements to Parent. Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, no Company Employee, Company Contractor, or current or former director or officer of the Company (A) has any right, license, claim, moral right or interest whatsoever in or with respect to any of the Company Intellectual Property, (B) has assigned or attempted to assign any right, title or interest in or to any Intellectual Property owned or purported to be owned by the Company to any other Person (including any Affiliate of the Company), (C) is in violation of any provision or covenant of any contractual obligation with any Person by virtue of such Person’s being employed by or performing services for the Company, (D) is obligated pursuant to any provision or covenant of any obligation under any Contract with any Person to assign or convey any right, title or interest in or to any Intellectual Property owned or purported to be owned by the Company to such Person, or (E) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled exclusively by the Company or the applicable Company Employee, Company Contractor, director or officer, in connection with any services or work performed for or on behalf of the Company.

3.13    Privacy and Information Security.

(a)        The Company is, and at all times has been, in material compliance with all Privacy Laws in the Processing of Personal Information in the course of the Company’s business.

(b)        To the Company’s Knowledge, no Person has gained unauthorized access to or engaged in unauthorized Processing of: (i) any Personal Information, Company Data in the possession or control of the Company or its subcontractors, or Confidential Information held by the Company or any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that Process Personal Information, Company Data or Confidential Information owned or maintained by the Company, its customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Breach”).

(c)        The Company is, and at all times has been, in material compliance with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information).

(d)        The Company has contractually obligated all subcontractors that process Personal Information to required contractual terms relating to the protection and use of the Company’s IT Systems and the Company’s products and services, and Personal Information and/or Company Data thereon, and such obligations meet all material requirements of applicable law.

(e)        The Company maintains and has maintained in place reasonable security measures, controls, technologies, polices and safeguards designed to protect Personal Information, Company Data and Confidential Information from a Security Breach.

(f)        The Company has deployed industry standard encryption on all portable devices and information systems owned by the Company and containing or transmitting Personal Information, Company Data and/or Confidential Information. The Company’s IT Systems are adequate for, and operate and perform as required in connection with, the operation of the Business.

(g)        There is no Legal Proceeding initiated by any other Person pending or threatened in writing against the Company or its agents or subcontractors alleging a violation of any Person’s data privacy, data protection or data security rights, nor has there been any Order affecting the Company’s or its agents’ or subcontractors’ use, disclosure or other processing of any Personal Information. No event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a reasonable basis for such Legal Proceeding relating to privacy or data protection. The Company has not received any communications from or been the subject of any investigation by, the U.S. Federal Trade Commission or any data protection authority or other Governmental Authority regarding the Company’s acquisition, use, disclosure or other Processing of any Personal Information.

(h)        Neither the execution and delivery of any Transaction Document nor the consummation of the Transactions, including any transfer of Personal Information resulting from the Transactions, will, directly or indirectly, with or without notice or lapse of time or both, violate: (i) any Privacy Law as it currently exists as or as it existed at any time during which any Personal Information or Company Data was collected or obtained by or on behalf of the Company; (ii) any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information or Company Data was collected or obtained by or on behalf of the Company; (iii) the privacy rights of any other Person; or (iv) any other privacy and data security requirements imposed on the Company or under any Contracts to which the Company is a party.

3.14    Health Care Matters.

(a)        To the Company’s Knowledge, No subpoena, demand, civil investigative demand, contact letter, or other written notice from any Governmental Authority investigating, inquiring into or otherwise relating to any actual or potential violation of any applicable Laws, including any Health Care Law, has been filed or received by the Company or any of its Affiliates. Neither the Company nor any of its Affiliates has made a voluntary disclosure to the Department of Health and Human Services Office of Inspector General (“OIG”) pursuant to the OIG’s self-disclosure protocol or otherwise.

(b)        To the Company’s Knowledge, while in the employ of the Company, no current officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. Section 1001.1001) of the Company: (i) has been debarred, suspended or excluded from participation in the Medicare, Medicaid or any other state or federal healthcare program and has not been included on the OIG List of Excluded Individuals and Entities (LEIE); (ii) has been charged with or convicted of a criminal offense related to any Health Care Law or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) is the target or subject of any current or potential investigation relating to any offense related to Medicare, Medicaid or any other state or federal health care program; (vi) is a party to, is bound by, or has a continuing obligation in respect of any Order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Authority concerning compliance with any Health Care Law; or (vii) has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, any Health Care Law.

3.15    Other Regulatory Compliance.

(a)        To the extent applicable to the Company Products, the Company Group is conducting and have conducted its business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the FDA, including good clinical practices regulations and good laboratory practices regulations (collectively, “FDA Laws and Regulations”).

(b)        The Company Group has not received any written notice or written communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation. The Company Group is not subject to any enforcement, regulatory, or administrative proceedings by the FDA and, to the Company’s Knowledge, no such proceedings have been threatened. There is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information pending against the Company Group, and, to the Company’s Knowledge, the Company Group has no liability (whether actual or contingent) for failure to comply with any FDA Laws and Regulations. There has not been any violation in any material respect of any FDA Laws and Regulations by the Company Group in its product development efforts, submissions, record keeping, and reports to the FDA that could reasonably be expected to require or lead to investigation, corrective action, or enforcement, regulatory, or administrative action. To the Company’s Knowledge, there are no civil or criminal proceedings relating to the Company Group or any of the Company Group’s employees which involve a matter within or related to the FDA’s jurisdiction.

(i)        To the Company’s Knowledge, no officer, employee, or agent of the Company Group has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991). To the Company’s Knowledge, no officer, employee, or agent of the Company Group has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a. To the Company’s Knowledge, no officer, employee, or agent of the Company Group has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any applicable Law or regulation.

(c)        Section 3.15(c) of the Company Disclosure Schedule sets forth a list of all material permits, licenses, registrations, clearances, approvals that are pending or have been issued under the FD&C Act (“FD&C Permits”) and held exclusively by the Company Group. Each such issued FD&C Permit is in full force and effect and, to the Company’s Knowledge, no suspension, revocation, cancellation, or withdrawal of such FD&C Permit is threatened by the FDA and there is no basis for believing that such FD&C Permit will not be renewable upon expiration or will be suspended, revoked, cancelled, or withdrawn by the FDA. Each such issued FD&C Permit will continue in full force and effect immediately following the First Effective Time.

3.16    Contracts.

(a)        Section 3.16 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company is a party or by which it or any of its assets are bound that are in effect as of the date hereof and under which the Company has remaining rights or obligations (together with all Insurance Policies, the “Material Contracts” and each a “Material Contract”); provided, that for purposes of this Section 3.16(a), “Contract” shall be deemed to include any single Contract or any group of related Contracts:

(i)        any Contract providing for (or reasonably expected to result in) payments by or to the Company in an aggregate amount of $50,000 or more on an annualized basis;

(ii)        (A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person and (D) any Contract that involves the payment of royalties to any other Person;

(iii)        any Contract (A) with any of the Company’s officers, directors or any Company Employee, Company Contractor, Seller, or any Person known by the Company to be a member of the immediate family of any of the foregoing, other than employee offer letters, service provider engagement letters, consulting agreements or confidentiality agreements entered into in the Ordinary Course which are terminable at will without Liability to the Company, employee invention assignment and confidentiality agreements on the Company’s standard form and option grant and exercise agreements on the Company’s standard form or (B) with any Person with whom the Company does not deal at arm’s length;

(iv)        any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company Data, (B) containing any non-competition covenants or other restrictions relating to the Company Products, Company Intellectual Property or Company Data, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, Company Data, or Personal Information including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (D) imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, (E) restricts the Company’s use of data collected by the Company through its operations or (F) otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(v)        any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company;

(vi)         other than licenses for Off-the-Shelf Software, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any material third-party Intellectual Property rights used in the development, marketing or licensing of the Company Products;

(vii)        any Intellectual Property License; any license, sublicense, or other Contract to which the Company is a party or by which it or any of its assets are bound and pursuant to which any Person is authorized to use any Company Intellectual Property, Company Data or Personal Information (other than customer agreements on the Company’s standard form agreement, a copy of which has been provided to Parent, as modified in the Ordinary Course as part of negotiations with each customer);

(viii)        any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company material Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any material Company Intellectual Property, Company Data or Personal Information;

(ix)        any Contract providing for the development of any Software, technology or Intellectual Property rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Company Employees or Company Contractors, copies of which have been provided to Parent);

(x)        any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products, Company Intellectual Property, Company Data or Personal Information, other than Contracts entered into in the Ordinary Course;

(xi)        any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company and entered into outside the Ordinary Course;

(xii)        any settlement agreement;

(xiii)        any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Mergers or the other Transactions, either alone or in combination with any other event;

(xiv)        any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company;

(xv)        any Contract with any labor union or any collective bargaining agreement or similar Contract with Company Employees;

(xvi)        any Contract (A) evidencing Company Debt, (B) for capital expenditures in excess of $100,000 or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);

(xvii)        (A) any Company Lease and (B) any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $50,000 in any annual period;

(xviii)        any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, or other acquisition transaction, (B) any material ownership interest in any other Person or (C) granted to any Person any preferential rights to purchase any assets or properties of the Company;

(xix)        any Contract with any Significant Supplier; and

(xx)        any Contract for studies, tests, preclinical trials and clinical trials sponsored or conducted by or on behalf of the Company Group; and

(xxi)        any power of attorney.

(b)        The Company has (and, to the Company’s Knowledge, each other party thereto has) performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in material default or alleged to be in material default in respect of, any Material Contract. Each Material Contract is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar applicable Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is not in material breach or material violation of, or material default under, any such Material Contract, and no event has occurred or, to the Company’s Knowledge, is pending which, with lapse of time, or otherwise, would constitute any such material breach or material default by the Company. The Company has made available to Parent copies of each Material Contract that are, in each case, true, complete and accurate.

(c)        The Company is not party (directly or indirectly) to any Contract with any Governmental Authority, any Permit, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).

3.17    Employee Benefits and Employment Matters.

(a)        The Company has provided to Parent an anonymized list of all current Company Employees as of two (2) Business Days prior to the date hereof, and correctly reflects: (i) their dates of hire, (ii) their job title, full-time or part-time status, including each Company Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law, (iii) their annual base salary, hourly wage rate, or piece rate, as applicable, (iv) any other cash compensation payable to them including compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, car maintenance or car entitlements, and (v) sick and vacation leave or paid time off that is accrued and unused. The Company has provided the Parent with a list of the Persons, if any, who have accepted offers of employment made by the Company but whose employment has not yet started.

(b)        Section 3.17(b) of the Company Disclosure Schedule contains a list of all the current Company Contractors as of the date hereof and, for each, such individual’s compensation, how said compensation is calculated (e.g., hourly rate, flat fee, etc.), the initial date of such individual’s engagement, the anticipated end date of such individual’s engagement (if any), the prior notice entitlement and whether notice has been provided to terminate such engagement by either party thereto. The Company has complied in all material respects with respect to classification of independent contractors and all such Persons’ agreements contain provisions which state that no employer-employee relationship exists between such Persons and the Company. To the Company’s Knowledge, no current Company Contractor has any plans to cease such engagement (whether as a result of the Transactions or otherwise). The Company does not engage any personnel through third-party agencies. No Company Contractor has made any written claim to the Company that he or she is (or was) or should be (or should have been) classified as an employee of the Company.

(c)        Section 3.17(c) of the Company Disclosure Schedule lists each material Company Employee Plan. The “Company Employee Plans” shall mean, collectively, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to a Company Employee, (iii) all share option (including the Company Equity Plan and all award agreements thereunder), share purchase, phantom share, share appreciation right, restricted share unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all management, employment, executive compensation, relocation, repatriation, expatriation or severance agreements, written or otherwise, as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any Company Employee, Company Contractor or non-employee director of the Company.

(d)        The Company does not sponsor or maintain any self-funded Company Employee Plan, including any plan to which a stop-loss policy applies. The Company has provided to Parent a true, correct and complete copies of (i) each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto), (ii) with respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Form 5500 reports with all corresponding schedules and financial statements attached filed for the last three plan years, (iii) in the case of any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS and any legal opinions issued thereafter with respect to such Company Employee Plan’s continued qualification, (iv) any actuarial valuations and financial reports related to any Company Employee Plans with respect to the three most recently completed plan years, (v) the coverage and nondiscrimination tests and related reports performed under the Code for the past three (3) years, (vi) all COBRA notices and election materials and (vii) copies of material notices, letters or other correspondence from the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services or other Governmental Authority relating to any Company Employee Plan. The Company has provided to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(e)        None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Law, and the Company has complied in all material respects with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code that is not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each of the Company and its ERISA Affiliates has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan, including employee elective deferrals or salary reduction contributions, have been made materially in compliance with applicable Law. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent (other than ordinary administrative expenses typically incurred in a termination event) all subject to applicable Law in good faith and any necessary consents. No suit, administrative proceeding, action, litigation or claim has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, the assets of any of the trusts under such Company Employee Plans, the plan sponsor or the plan administrator or any fiduciary of any Company Employee Plans, including any audit or inquiry by the IRS or U.S. Department of Labor.

(f)        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such

Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(g)        Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)        Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any Multiemployer Plan, any “multiple employer plan” as such term is defined in Section 413(c) of the Code, any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or any voluntary employees’ beneficiary association that is intended to be tax exempt under Section 501(c)(9) of the Code.

(i)        To the Company’s Knowledge, nothing has occurred with respect to the operation of any Company Employee Plan intended to qualify under Section 401(a) of the Code that would reasonably be expected to cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA or the Code. Each Company Employee Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS or the Company is entitled to rely on a favorable opinion or advisory letter issued by the IRS with respect to the qualified status of the plan document.

(j)        Neither the Company nor any ERISA Affiliate has been, nor is reasonably expected to be, subject to an employer shared responsibility payment under Section 4980H of the Code or incurred or reasonably expects to incur, either directly or indirectly, any other Tax or penalty under Sections 497 or 4980 of the Code or the Patient Protection and Affordable Care Act of 2010, as amended. Neither the Company nor any ERISA Affiliate has materially violated any of the requirements of the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, or any amendment to each such act, or any similar provisions of state Law

(k)        The Company is, and at all times since its formation has been, in compliance in all material respects with all applicable Laws respecting labor and employment, including discharge or termination of employment, enforcement of labor Laws, discrimination in employment, sexual harassment and other harassments, terms and conditions of employment, wages, hours, notice to employees regarding employment terms, employee benefits, worker classification (including the proper classification of workers as independent contractors), engagement of Company Contractors, wages, pay stubs, hours of work, overtime hours, meal and rest periods, classification, working during rest days and occupational safety and health and employment practices, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, employee leaves of absence, labor relations, immigration (including the Immigration Reform and Control Act), unemployment insurance, workers’ compensation, and the collection and payment of withholding Tax, Social Security Tax and other similar Tax, and with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. All Company Employees classified as exempt under applicable Laws satisfy (or satisfied) the requirements of such applicable Laws to be classified as exempt, and the Company is not delinquent in any payments to any Company Employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed by them or amounts required to be reimbursed to such Company Employees (including business expense and travel reimbursement). The Company is not a recipient of any outsourced or temporary labor from any third party. The Company does not have any Liability with respect to any misclassification of any Company Employee leased from another employer. The Company does not have any Liability for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any applicable Law. The Company does not have any Liability with respect to misclassification of (i) any Person or employee as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former Company Employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Company’s Knowledge, threatened, between the Company and any Company Employees or Company Contractors, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Authority.

(l)        The Company has provided to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with Company Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between Company Employees or Company Contractors and the Company (and a true, correct and complete list of employees, Company Contractors and/or others not subject thereto), (v) the most current management organization chart(s), (vi) a schedule of bonus commitments made to Company Employees, (vii) accurate and complete copies of all employee manuals and handbooks, all Company policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company Employees and Company Contractors of the Company and (viii) a written summary of all material unwritten policies, practices and customs of the Company. All Company Employees and Company Contractors have signed agreements with the Company (either an offer letter, employment agreement, or an independent contractor or consulting agreement, and also a confidentiality, non-competition and/or inventions assignment agreement) and no such Person is engaged by the Company without a written Contract.

(m)        The Company is not and has never been a party to or bound by any collective bargaining agreement or other Contract or understanding with a labor union, labor organization or similar group of employees. No collective bargaining agreement is in effect or is currently being negotiated by the Company, and the Company does not have any duty to bargain with any labor organization. There are no labor organizations representing, and, to the Company’s Knowledge, there are no labor organizations purporting to represent or seeking to represent any Company Employees. To the Company’s Knowledge, no Company Employee has, while employed by the Company, engaged in a union organization or election activities. The Company has not experienced, nor is it currently experiencing, any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no current lockout of any Company Employees, and no such action is contemplated by the Company or has occurred since the Company’s formation. The Company has not committed and none of its representatives has committed, any unfair labor practice, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Company’s Knowledge, threatened. The Company is not, and never has been, a member of any employers’ association or organization. The Company has never paid, is not required to pay and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. The Company does not have any material unsatisfied obligations of any nature due to any of its former Company Employees or former Company Contractors, and their termination was in compliance in all material respects with all applicable Laws and Contracts.

(n)        To the Company’s Knowledge, no Company Employee is in violation of any term of any employment agreement, non-competition agreement, any restrictive covenant to or any other Contract with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. To the Company’s Knowledge, no Company Contractor is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Company Contractor to be providing services to the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. Except as set forth on Section 3.17(n) of the Company Disclosure Schedule, the employment of each of the current Company Employees is “at will” and the Company does not have any obligation to provide a written prior notice prior to terminating the employment of any of their respective Company Employees. The Company does not have, and, to the Company’s Knowledge, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Affiliates to make an offer of employment or engagement to any Company Employee or Company Contractor and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any Company Employee or Company Contractor of the Company of any terms or conditions of employment with Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Affiliates following the Closing.

(o)        To the Company’s Knowledge, no officer, manager or director of the Company or current Company Employee is a party to or bound by any Contract that (i) could adversely affect the performance of his or her duties as an officer, manager, director or Company Employee other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct the Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company. There are no performance improvement plans or disciplinary actions contemplated or pending against any of the Company Employees or Company Contractors.

(p)        The Company is and has always been in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar applicable state or local Laws, and has no Liabilities related thereto. Since the Company’s formation, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any similar applicable state or local Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any similar applicable state or local Laws) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar applicable state or local Laws. The Company has not caused any Company Employee to suffer an “employment loss” (as defined in the WARN Act or any similar applicable state or local Laws) in the last ninety (90) days.

(q)        There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability.

(r)        The Company has not received written correspondence from the U.S. Social Security Administration advising of a “no-match” between any Company Employee’s name and social security number, and there has been no alleged mismatch between the name and social security number of any Company Employee. All Company Employees are legally permitted to be employed by the Company in the jurisdiction in which such Company Employee is employed in their current job capacities for the maximum period allowed under applicable Law.

(s)        None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service of any Person and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any Company Employee, director, or Company Contractor (other than payment of Merger Consideration to any such director, Company Employee or Company Contractor with respect to shares of Company Capital Stock and Company Options held by them as of the Closing), (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Company Employee, Company Contractor or current or former director, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. There is no circumstance that is reasonably expected to give rise to any valid claim by any Company Employee or Company Contractor for compensation on termination of employment or services (beyond the contractual and the statutory severance pay to which they are entitled).

(t)        The Company does not engage and has never engaged any Company Employee or Company Contractor whose employment or engagement requires special licenses or permits.

(u)        The Company has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code in the possession of the Company, if any, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center with respect to any shares of Company Capital Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its Company Employees, non-employee directors, Company Contractors or other service providers. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any additional Taxes, excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(v)        Section 3.17(v) of the Company Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(w)        The exercise price of all Company Options granted to persons who are, or at a time while a holder of such Company Options were, subject to U.S. Tax Laws is at least equal to the fair market value of a share of Company Common Stock on the date such Company Options were granted, and neither the Company nor Parent or any of their Affiliates has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options.

(x)        To the extent that benefits and employment assistance are being provided to the Company by a professional employer organization, all representations with respect thereto should be read as being to the Company’s Knowledge and any documents to be provided or made available shall be so provided or made available only if the Company has received them from the professional employer organization.

(y)      Except as set forth on Section 3.17(y)(i) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any Company Employee or other current or former service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or any of its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Section 3.17(y)(ii) of the Company Disclosure Schedule lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder), as determined as of the date hereof. No securities of the Company or any Company Stockholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the Treasury Regulations promulgated thereunder) such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

3.18      Environmental Matters. To the Company’s Knowledge, the Company has been and is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its Business or assets or properties. Except in compliance with Environmental, Health and Safety Requirements and in a manner that would not reasonably be expected to result in Liability to the Company, no Hazardous Materials are stored, used, or otherwise present at, in, on, or under any locations the subject of Company Leases. The Company has not retained or assumed any Liability of any other Person in connection with any Environmental, Health and Safety Requirements. To the Company’s Knowledge, there are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any material Liability of the Company with respect to Environmental, Health and Safety Requirements.

3.19      Insurance. Section 3.19(a) of the Company Disclosure Schedule lists each material insurance policy and bond maintained by or on behalf of the Company (the “Insurance Policies”), the name of the insurer under each such Insurance Policy, the type of Insurance Policy, the term and termination date of such Insurance Policy, the coverage and premium amounts, and any applicable deductible as of the date hereof, as well as all material outstanding claims made under such policies and bonds. A copy of each such Insurance Policy has been provided to Parent. All of such Insurance Policies are in full force and effect, and the Company is not in default with respect to any of its obligations under any of such Insurance Policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. To the Company’s Knowledge there is no threatened termination of, or material premium increase with respect to, any Insurance Policy.

3.20      Certain Business Relationships. Except as set forth on Section 3.20 of the Company Disclosure Schedule, none of the officers or directors of the Company, none of the Company Employees, none of the Sellers and none of the immediate family members or Affiliates of any of the foregoing, (i) has or has ever had any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), (ii) is or has ever been a party to, or is or has ever been otherwise directly or indirectly interested in, any Contract to which the Company is or was a party or by which the Company or any of its assets is or was bound, except for normal compensation for services as an officer, director or employee thereof and for Contracts relating to the grant of Company Options, (iii) has or has ever had any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is or has been used in, or that relates to, the business of the Company, except for the rights of stockholders of the Company under applicable Law, (iv) has any claim or right against the Company, in each case, except for normal compensation for services as an officer, director or Company Employee incurred in the Ordinary Course or (v) has any indebtedness owing to the Company. The Company does not have any claim or right against, or owe any indebtedness to, any of its officers, directors or Company Employees, any Seller or any immediate family member or Affiliate of any of the foregoing.

3.21      Books and Records. The Company has made available to Parent true, correct and complete copies of the following documents, in each case to the extent within the Company’s possession or control: (a) the Company Governing Documents, (b) the minute books containing records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the Company’s board of directors and stockholders of the Company, and (c) the stockholders’ register, journal and other records reflecting all share issuances and transfers and all grants of Equity Interests of the Company and agreements of the Company. The minute books of the Company provided to Parent contain a true, correct and complete summary of all meetings of directors and of stockholders of the Company or actions by written consent since the time of incorporation of the Company through the date hereof.

3.22      Permits. The Company possesses, and is in compliance in all material respects with all terms and conditions of, all material licenses, approvals, permits, registrations and authorizations of any Governmental Authority required to operate its business as currently conducted (collectively “Permits”). To the Company’s Knowledge, the Company is not in default or violation in any material respect under any of its Permits, and no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of violation in any material respect under any of the Permits. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or modification of any of the Company’s Permits. The Company has made all material declarations or filings with applicable Governmental Authorities in each case that are necessary to enable it to lawfully carry on its business as then or as currently conducted.

3.23      Anti-Bribery and Anti-Corruption. Neither the Company, nor to the Company’s Knowledge its officers, directors, Company Employees or any authorized agent acting for or on behalf of the Company has, since the Company’s formation, (including through any distributor, agent, sales intermediary or other third party), (i) violated in any material respect any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person, or taken any action in furtherance thereof: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any advantage. Neither the Company nor, to the Company’s Knowledge, any of its directors, Company Employees or Company Contractors (acting in their capacities as such) has (i) received, directly or indirectly, any allegation, whistleblower complaint, or internal investigation involving the Company related to actual or alleged noncompliance with any fraud, money laundering or Anti-Corruption Law; (ii) been charged with or been convicted of violating any Anti-Corruption Law or (iii) been subjected to any investigation or proceeding by any Governmental Authority for potential corruption, fraud, money laundering or violation of any Anti-Corruption Law.

3.24      Export Control. To the Company’s Knowledge, the Company has conducted its transactions in accordance in all material respects with applicable provisions of U.S. and any other applicable export and re-export controls and applicable Laws related to import/customs, including the Export Administration Act of 1979 and Export Administration Regulations, 15 C.F.R. Part 730, et seq.; the Foreign Assets Control Regulations, 31 C.F.R. Part 500, et seq.; the International Traffic in Arms Regulations, 22 C.F.R. Part 120-130; and other controls administered by the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”); the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and/or the U.S. Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company has been and is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending Legal Proceedings or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (iv) no Export Approvals for the transfer of export licenses to Parent or the Company are required, except for such Export Approvals that can be obtained without material cost. Neither the Company nor any Seller, director, officer, Company Employee, Company Contractor, or each other Person acting for, or on behalf of, the Company is or has been a Person, or owned or controlled by, or acting on behalf of, a Person that is or was: (i) identified on any U.S. Restricted Person List or any comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by any Governmental Authority in any jurisdiction in which the Company operates, or (ii) organized, incorporated, established, located, resident, or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country embargoed or subject to substantial trade restrictions by a Governmental Authority in any jurisdiction in which the Company operates. The “U.S. Restricted Person List” means (i) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identification List maintained by OFAC, (ii) the Denied Persons, Entity, and Unverified Lists maintained by BIS, (iii) the Debarred List maintained by the U.S. Department of State, and (iv) persons identified by the U.S. Department of State as subject to sanctions by the U.S. Government for engaging in activities relating to proliferation, terrorism, or Iran. The Company is and, since the Company’s formation, has been, in compliance in all material respects with the U.S. anti-boycott Laws, and the Company has not been, and has not engaged in activities that may cause it to be, subject to any penalties or sanctions.

3.25      Suppliers. Section 3.25 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers of the Company (by dollar volume, based on amounts paid or payable) in the year ended December 31, 2020 (collectively, the “Significant Suppliers”). The Company has, to the Company’s Knowledge, no outstanding material disputes concerning any Significant Supplier. With respect to any Significant Supplier currently providing services to the Company, the Company has not received any written notice or, to the Company’s Knowledge, other communication from any Significant Supplier that such supplier intends to terminate or materially reduce its relationship as a supplier of the Company whether after the Closing or otherwise, or that such Significant Supplier intends to terminate or materially adversely modify existing Contracts with the Company (or the Surviving Entity or Parent).

3.26      HSR Act. As of the Closing, all of the following conditions relating to the HSR Act and the ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) of the Company will be true:

(i)      The annual net sales (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) for the most recent fiscal year prior to the Closing was below $184 million;

(ii)      The total assets (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) as of the Closing were below $18.4 million; and

The ultimate parent entity is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and is interpreted by the PNO).

3.27      Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article III, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. The Company acknowledges, for itself and on behalf of the Sellers, that (i) except as expressly contained in Article IV hereof or expressly set forth in any other Transaction Document, none of Parent, the Merger Subs or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of Parent, the Merger Subs or their Affiliates, in respect of Parent, the Merger Subs, their Affiliates or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of Parent’s or its Affiliates’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any Confidential Information memoranda, documents, projections, material or other information (financial or otherwise) regarding Parent, the Merger Subs or their Affiliates furnished to the Company, any Seller or any of their respective representatives or made available to the Company, any Seller or any of their respective representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers, or in respect of any other matter or thing whatsoever, and (ii) the Company has not relied on any representation or warranty of Parent, the Merger Subs or any other Person other than the representations and warranties contained in Article IV of this Agreement or expressly set forth in any other Transaction Document (as applicable). Notwithstanding the foregoing, nothing in this Section 3.27 is intended to, and it shall not impede, impair, hinder or affect in any respect any claim based upon Fraud solely with respect to the representations and warranties set forth in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent SEC Reports filed with (or furnished to) the SEC by Parent on or after July 6, 2020 and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

4.1      Organization and Good Standing. Each of Parent and First Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Second Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement. Since the date of its formation, Second Merger Sub has been classified for all U.S. federal and applicable state and local income tax purposes as an entity which is disregarded as an entity separate from its sole owner (within the meaning of Treasury Regulations Section 301.7701-3), which sole owner is Parent.

4.2      Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party and the performance by Parent, First Merger Sub and Second Merger Sub of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Mergers and the other Transactions to which Parent, First Merger Sub or Second Merger Sub are a party, other than the filing and recordation of the Certificates of Merger and the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub. This Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Enforceability Exceptions.

4.3      Non-contravention. No consent, approval or authorization of, or registration, qualification, notice to or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Documents by Parent, First Merger Sub and Second Merger Sub or the consummation by Parent, First Merger Sub and Second Merger Sub of the transactions contemplated hereby, except for (i) a filing with Nasdaq in respect of the shares of Parent Common Stock issuable pursuant to the Transactions, and (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4      Capitalization.

(a)      As of the close of business on April 6, 2021 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of 150,000,000 shares of Parent Common Stock, 90,428,801 of which are issued and outstanding, and 10,000,000 shares of preferred stock of Parent, par value $0.001 per share, none of which are issued and outstanding. There are no other classes of capital stock of Parent and, except for the convertible notes, no bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the close of business on the Parent Capitalization Date, there were (A) outstanding options granted pursuant to a Parent Equity Plan relating to 8,613,453 shares of Parent Common Stock, and (B) outstanding restricted stock units granted pursuant to a Parent Equity Plan relating to 372,654 shares of Parent Common Stock.

(b)      Parent has and shall have at the Closing sufficient authorized but unissued shares of Parent Common Stock to enable it to consummate the Mergers, including the payment of the Stock Consideration Shares.

(c)      The shares of Parent Common Stock subject to issuance pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws and restrictions on transfer thereof as provided for herein or Liens imposed as a result of any action or inaction of the Company or any Seller), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of the Parent or any agreement to which Parent is a party or is otherwise bound.

4.5      Parent SEC Reports; Financial Statements.

(a)      Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it, including all contracts required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, with the SEC since July 1, 2020 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act or Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)      Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10 Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c)      Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(d)      Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved in accordance with GAAP against in the consolidated balance sheet (or the notes thereto) of Parent as of December 31, 2019, included in the filed Parent SEC Reports, (ii) incurred after December 31, 2019 in the ordinary course of business, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by Parent of this Agreement shall not be deemed a liability “incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6      Information Supplied. The information supplied by Parent for inclusion or incorporation by reference in the Information Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7      Litigation; Compliance with Laws.

(a)      There are no Legal Proceedings pending or involving Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b)      Parent has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law (including all COVID-19 Measures).

4.8      Brokers’ Fees. None of Parent, First Merger Sub or Second Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the Transactions to which it is a party.

4.9      Operations of Merger Subsidiaries. Each Merger Sub is a direct wholly owned subsidiary of Parent and has not engaged in any business activities or conducted any operations of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any liabilities, in each case except in connection with its incorporation and the negotiation of this Agreement.

4.10      Due Diligence Review. Parent represents and warrants that it is acquiring the Company Capital Stock solely for its own account for investment and not with a view to or for sale or distribution of said units or any part thereof in violation of any applicable securities Laws. Parent understands that the Company Capital Stock has not been registered under the Securities Act. Parent realizes that the basis for the exemption may not be present if, notwithstanding its representations, Parent has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. Parent has no such present intention. Parent is an Accredited Investor. Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company and has been furnished with or given adequate access to such information about the Company as it has requested. Parent represents and warrants that is has such knowledge and experience in financial and business matters that Parent is capable of evaluating the rights and merits of the purchase of the Company. Parent further acknowledges and agrees that: (a) the Parent is not relying on the Company, any Seller, any of their respective its Affiliates or any of their respective employees, directors, agents, stockholders or representatives or hold the Company or any Seller or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information furnished by Seller, its Affiliates or representatives, including any information in any information memorandum, “on-line” or physical data rooms or in any management presentations (except for the representations and warranties expressly contained in Article III); and (b) Parent agrees to acquire the outstanding equity interests of the Company based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties whatsoever, whether at law or in equity, of any nature made or provided by or on behalf of or imputed to the Seller, any of its Subsidiaries or any other Person, except for the representations and warranties expressly contained in Article III.

4.11      Tax Matters. None of Parent, First Merger Sub, or Second Merger Sub has taken any action or omitted to take any action, or has knowledge of any fact or circumstance, the taking, omission or existence of which, as the case may be, could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.

4.12      Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, PARENT, FIRST MERGER SUB AND SECOND MERGER SUB MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Parent, First Merger Sub and Second Merger Sub acknowledge, for themselves and on behalf of the Parent Indemnified Parties, that (i) except as expressly contained in Article III hereof or expressly set forth in any other Transaction Document, none of the Company, the Company Stockholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of the Company Stockholders, the Company or their Affiliates, in respect of the Company’s business, the Company, its Affiliates, or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or its Affiliates’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company, the Business, their respective assets or their respective Affiliates furnished to Parent, First Merger Sub and their representatives or made available to Parent, First Merger Sub and their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers, or in respect of any other matter or thing whatsoever, and (ii) Parent and the Merger Subs have not relied on any representation or warranty of the Company other than the representations and warranties contained in Article III of this Agreement or expressly set forth in any other Transaction Document. Notwithstanding the foregoing, nothing in this Section 4.12 is intended to, and it shall not impede, impair, hinder or affect in any respect any claim based upon Fraud solely with respect to the representations and warranties set forth in Article III of this Agreement.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

5.1      General. Except as contemplated or expressly permitted by this Agreement, (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law (including COVID-19 Measures) or (iii) as set forth on Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to (A) conduct the Business in the Ordinary Course and in compliance with all applicable Laws, (B) maintain and preserve intact the Business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with employees, customers, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with any member of the Company Group) and retain the services of its present officers, directors and employees and (C) maintain in full force and effect all insurance policies that are material to the Company Group as in effect on the date of this Agreement. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as contemplated, required or expressly permitted by this Agreement, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law (including COVID-19 Measures) or (iv) as set forth on in Section 5.1 of the Company Disclosure Schedule, no member of the Company Group shall:

(a)      Company Governing Documents. Cause, propose or permit any amendments to, or waivers of, any of the Company Governing Documents or equivalent organizational or governing documents;

(b)      Acquisitions and Mergers. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or other similar partnership;

(c)      Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine, exchange or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(d)      Material Contracts. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the date hereof) constitute a Material Contract, (B) other Material Contract, (C)) Contract providing for any material change in the obligations of any party thereto in connection with the Mergers or any of the other Transactions or (D) Contract that will automatically terminate in connection with the Mergers or any of the other Transactions, (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company (or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Representative to perform any of their respective obligations under this Agreement or (C) prevent, delay or impair the consummation of the Mergers or any of the other Transactions;

(e)      Issuance of Equity Interests. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the date hereof in accordance with the Company Equity Plan;

(f)      Employees; Company Contractor. (i) Hire or engage any officer, employee or contractor, (ii) terminate the employment or engagement, change the title, office or position, or materially reduce the responsibilities of any officer, Company Employee or Company Contractor, or induce or encourage any officer, Company Employee or Company Contractor to resign from the Company, (iii) enter into, amend or extend the term of any employment or engagement agreement with any officer, Company Employee, or Company Contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law), (v) add any new members to the Company’s board of directors or (vi) make any representations or issue any communications to officers, Company Employees or Company Contractors regarding this Agreement or the Transactions, including any representations regarding offers of employment or engagement from Parent or any of its Subsidiaries or any of their respective Affiliates;

(g)      Intellectual Property. (i) Transfer or license, other than in the Ordinary Course, from any Person any rights to any Intellectual Property or data, (ii) transfer or license to any Person, other than in the Ordinary Course, any rights to any Company Intellectual Property or Company Data, (iii) transfer or provide a copy of any Company Source Code to any Person (including any Company Employee or Company Contractor of the Company or any commercial partner of the Company), other than providing access to Company Source Code to Company Employees and Company Contractors involved in the development of the Company Products on a need to know basis in the Ordinary Course or (iv) disclose, use or otherwise fail to maintain the confidentiality of any Trade Secrets;

(h)      Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the Ordinary Course;

(i)      Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its material tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the Ordinary Course, or enter into any Contract with respect to the foregoing;

(j)      Company Debt; Encumbrances; Capital Expenditures. (i) Incur or guarantee any Company Debt (other than Taxes), (ii) place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties or (iii) make any material capital expenditures, capital additions or capital improvements, in each case outside of the Ordinary Course;

(k)      Capital Expenditures. (i) Make any capital expenditures that, together with all other capital expenditures of the Company Group, exceed $100,000;

(l)      Payment of Obligations. (i) Pay, discharge or satisfy (A) any claim or Liability to any Person who is a stockholder of the Company or an officer or director of the Company (other than compensation due for services as an officer or director in the Ordinary Course) or (B) any claim or Liability arising other than in the Ordinary Course, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses, (ii) defer payment of any accounts payable other than in the Ordinary Course or (iii) give any discount, accommodation or other concession other than in the Ordinary Course, in order to accelerate or induce the collection of any receivable;

(m)      Insurance. Materially change the terms of, or terminate, any Insurance Policy, other than renewals in the Ordinary Course;

(n)      Termination or Waiver. Cancel, release or waive any claims or rights held by the Company;

(o)      Company Employee Plans; Pay Increases. (i) Adopt or amend any Company Employee Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under the Company Equity Plan, except in each case as required under applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) pay any bonus or special remuneration to any officer or Company Employee or any non-employee director or Company Contractor, (iii) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company of a bonus, commission or additional salary, compensation (of any type or form, including equity, equity-based or equity-linked compensation) or employee benefits to any such Person (including under any profit sharing, management by objective, incentive, gainsharing, competency or performance plan) or (iv) increase the salaries, wage rates, fees or other compensation (of any type or form, including equity, equity-based or equity-linked compensation) payable to its Company Employees or Company Contractors;

(p)      Severance Arrangements. Grant or pay, or enter into (or make any commitment to enter into) any Contract providing for the granting of any severance, retention or termination pay, the creation of any retention-related pool of cash, stock or other payments, or the acceleration of vesting or other benefits, to any Person (in each case, other than payments or acceleration that have been disclosed to Parent and are set forth on Section 5.1 of the Company Disclosure Schedule);

(q)      Lawsuits; Settlements. (i) Commence a Legal Proceeding other than (A) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business (provided, that the Company consults with Parent prior to the filing of such a suit), or (B) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened Legal Proceeding;

(r)      Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amended federal, state, or foreign Tax Return without the consent of Parent prior to filing (which consent shall not be unreasonably denied, delayed or conditioned), enter into any Tax sharing or similar agreement (other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes) or closing agreement, settle any claim or assessment in respect of Taxes or surrender any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of not more than six months);

(s)      Accounting. Change any accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP upon the written advice of the Company’s independent accountants and after written notice to Parent;

(t)      Interested Party Transactions. Enter into any Contract that, if entered prior to the date hereof, would be required to be listed on Section 3.20 of the Company Disclosure Schedule; and

(u)      Other. Take, or agree in writing or otherwise to take, (i) any of the actions described above or (ii) any action which would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company.

5.2      Conduct of the Business of Parent. (i) Except as contemplated or expressly permitted by this Agreement, (ii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or (iii) as required by applicable Law (including COVID-19 Measures), during the Pre-Closing Period, Parent shall use commercially reasonable efforts to (A) conduct its business in compliance with all applicable Laws, (B) maintain and preserve intact its business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with employees, customers, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with Parent or any Subsidiary) and (C) maintain in full force and effect all insurance policies that are material to the Parent Group as in effect on the date of this Agreement. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except (I) as contemplated or expressly permitted by this Agreement, (II) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or (III) as required by applicable Law (including COVID-19 Measures), neither Parent nor any Subsidiary of Parent shall:

(a)      split, combine, subdivide, reclassify or take any similar action with respect to any shares of capital stock of Parent in a manner that has a Material Adverse Effect on Parent’s ability to consummate the Transactions;

(b)      adopt a plan or agreement for, or carry out, (i) any complete or partial liquidation, dissolution, restructuring or recapitalization or, (ii) to the extent it would reasonably be expected to have a Material Adverse Effect on Parent’s ability to consummate the Transactions, any merger, consolidation or other reorganization;

(c)      acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof, to the extent it would reasonably be expected to have a Material Adverse Effect on Parent’s ability to consummate the Transactions;

(d)      declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of the capital stock of Parent or make any payments to the stockholders of Parent in their capacity as such;

(e)      make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to, any Person to the extent it would reasonably be expected to have a Material Adverse Effect on Parent’s ability to consummate the Transactions, any merger, consolidation or other reorganization; or

(f)      amend the organizational documents of Parent in a manner that has an adverse effect on Parent’s ability to consummate the Transactions.

5.3      Information Statement.

(a)      Promptly after the execution of this Agreement, but in no event later than five (5) days following the Written Consent Effective Time, the Company shall deliver an information statement (the “Information Statement”) in accordance with the requirements of Section 228 and 262(d)(2) of the DGCL, which shall, among other things: (i) summarize the terms of the Transactions, including the terms of this Agreement; (ii) notify any holder of Company Capital Stock who did not execute the Stockholder Written Consent of (A) the corporate action taken by those stockholders who did execute the Stockholder Written Consent, and (B) the availability of appraisal rights under Section 262 of the DGCL; (iii) contain one (1) an unaudited consolidated balance sheet and related statement of profit and loss for the Company’s fiscal year ended December 31, 2020, and such other information as required by the DGCL and applicable Law and reasonably requested by Parent; and (iv) request that the holders of Company Capital Stock sign the Key Stockholder Support Agreements. The Company shall use its reasonable best efforts to cause the Key Stockholder Support Agreements to be executed on or prior to the Closing Date by each holder of Company Capital Stock and shall not register transfers of Company Capital Stock that do not comply with the terms of the Key Stockholder Support Agreement. The Company shall update, amend and supplement the Information Statement from time to time as may be required by applicable Law. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Company Employees, the Company shall submit such parachute payments to Company Stockholders for approval, with the understanding that the solicitation materials for such approval will not be included as part of the Information Statement but instead be distributed as a separate solicitation package to the Company Stockholders.

(b)      Within three (3) Business Days after the date hereof, the Company shall provide a draft of the Information Statement to Parent for Parent’s review and comment and approval (not to be unreasonably withheld, delayed or conditioned). The Company agrees that information included in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company’s stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; provided, however, that the foregoing shall not apply with respect to any information provided by Parent for inclusion in the Information Statement.

5.4      No Solicitation of Transactions.

(a)      The Company agrees that it will not, and that it will cause each of its Subsidiaries not to and will direct each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or knowingly encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into, or propose to enter into, any agreements relating to any Competing Proposal, or (v) resolve, propose or agree, or authorize or permit any representative to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to and will direct its and its Subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective representatives with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Proposal previously granted to such Person.

(b)      The Company shall promptly, and in any event within 24 hours of the Company obtaining knowledge of the receipt thereof, advise Parent in writing of any Competing Proposal, including the financial and other material terms and conditions of any such Competing Proposal (including any changes thereto). The Company shall (i) keep Parent fully informed on a current basis of the status and material details (including any change to the terms thereof) of any such Competing Proposal and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal exchanged between the Company or any of its Subsidiaries (or their representatives), on the one hand, and the Person making such Competing Proposal (or its representatives), on the other hand.

5.5      Anti-Takeover Statutes. The Company and the Company Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws become applicable to this Agreement, the Key Stockholder Support Agreements or the Transactions, including the Mergers, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

5.6      Appropriate Action; Consents; Filings.

(a)      Subject to the terms and conditions of this Agreement, the Parties will reasonably cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement prior to the Outside Date and to cause the conditions to the Mergers set forth in Article VI to be satisfied as promptly as reasonably practicable prior to the Outside Date, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable prior to the Outside Date: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the Transactions contemplated by this Agreement, including the Mergers; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, including the Mergers; and (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a Legal Proceeding by, any Governmental Authority or other Person in connection with the consummation of the Transactions, including the Mergers. The Company shall use commercially reasonable efforts to obtain the consent, approval or waiver with respect to Material Contracts in connection with the consummation of the Transactions from third Persons to the extent reasonably requested by Parent after consulting with the Company in good faith regarding the request. Each of the Parties shall, in consultation and cooperation with the other Parties, make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the Transactions, as promptly as practicable, but in no event later than as required by Law. Parent and the Company shall share equally all filing fees and other charges for the filings required under any Antitrust Law by the Company or Parent with respect to the Transactions (the “Regulatory Filing Fees”).

(b)      In connection with (and without limiting the efforts referenced in Section 5.6(a)), each of the Parties will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Transactions, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Legal Proceeding initiated by a Governmental Authority or private party, including informing the other Parties as soon as practicable of any such investigation, inquiry or Legal Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Legal Proceeding initiated by a private party, to any other Person. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Legal Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the Transactions without the other Party (as between Parent and the Company), and in the event either Parent or the Company is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such Party apprised with respect thereto. Each Party shall furnish to the other Parties copies of all filings, submissions, correspondence and communications between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Legal Proceeding initiated by a private party), on the other hand, with respect to the Transactions. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto,

(C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c)      The Parties shall consult with each other with respect to obtaining all permits and consents necessary to consummate the Transactions, including the Mergers.

(d)      Each of the Parties agrees that, during the Pre-Closing Period, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture, business combination or other transaction or take or omit to take any action that would reasonably be expected to materially delay or prevent the consummation of the Transactions.

(e)      Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, the Representative shall not have any obligations under this Section 5.6.

5.7      Notice of Developments. Without limiting the generality of Section 5.1, except to the extent (i) expressly permitted by the terms of this Agreement; (ii) required by applicable Law or (iii) expressly set forth in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall promptly notify Parent in writing, following gaining knowledge, of:

(a)      any written notice or other written communication from any Person alleging that the consent of or notice to such Person is or may be required in connection with the execution and delivery of this Agreement or consummation of the Transactions, including the Mergers, except for such consents described on the Company Disclosure Schedule;

(b)      any written notice or other written communication from any Governmental Authority delivered in connection with the Mergers or this Agreement;

(c)      (i) any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent, as the case may be, that relate to the consummation of any of the Mergers, this Agreement or the Information Statement (each, a “New Litigation Claim”) and (ii) ongoing material developments in any New Litigation Claim; and

(d)      any inaccuracy in or breach of any of its representations, warranties or covenants contained in this Agreement or any allegation that, if proven true, would result in the failure of the conditions to the Closing set forth in Article VI not to be satisfied.

No information obtained by Parent or the Merger Subs pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein, and all such information shall be disregarded for the purpose of determining whether the conditions set forth in Section 6.2(a) have been satisfied and shall not be deemed to qualify any of the representations and warranties set forth in Article III in any respect. The Company shall consult Parent in good faith regarding the conduct of the defense of any New Litigation Claim.

5.8      Access. Subject to applicable COVID-19 Measures, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, to the extent not prohibited by applicable Law, the Company shall afford Parent and its Affiliates and representatives reasonable access during business hours and upon prior notice to (A) the Company Group’s properties, personnel, books, Contracts and records and (B) all other information in the Company

Group’s possession concerning the business, properties and personnel of the Company Group as Parent may reasonably request. No information obtained by Parent during the pendency of the Transactions pursuant to this Section 5.8 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that (a) it would require the Company to disclose information (i) subject to attorney-client privilege, (ii) which would conflict with any confidentiality obligations to which the Company is bound or (iii) in violation of applicable Law, or (b) such access would unreasonably interfere with the conduct of the Business. Further, the Company must approve in writing in advance, and an officer of the Company must be present and included in any communications with, any Company Employee.

5.9      Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by Parent and the Company. Following such initial press release, unless otherwise required by (a) applicable Law, (b) stock exchange requirements, or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions, no Party to this Agreement shall at any time make any public announcement or disclosure in respect of this Agreement or the Transactions or otherwise communicate with any news media with respect to this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, Parent shall be permitted to (i) respond to questions or provide a summary or update relating to, or discuss the benefits of, the Transactions in calls or meetings with Parent’s analysts, investors or attendees of any industry conference (in each case consistent with the previous public disclosures about this Agreement and the Transactions) and, (ii) with advance notice to the Company (including a copy of such proposed announcement, release or statement, and the Company shall be given a reasonable opportunity to review and comment upon such announcement, release or statement), make any public announcement or statement and issue any press release that provides a summary or update relating to the Transactions. Notwithstanding anything in this Agreement to the contrary, following Closing and after the public announcement of the Merger, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

5.10      Employee Benefit Plans.

(a)      To the extent requested by Parent, the Company shall take all actions required to assign to the Surviving Entity all of the Company’s rights with respect to all insurance contracts, insurance policies, administrative or investment services agreements or similar agreements pertaining to any of the Company Employee Plans being assumed by Parent as Parent’s election.

(b)      To the extent requested by Parent, the Company shall take all actions required to assign to the Surviving Entity all of the Company’s rights with respect to any provider services agreements or similar agreements pertaining to the Company’s payroll system.

(c)      From and after the First Effective Time, Parent shall, or shall cause the Surviving Entity and/or the appropriate Subsidiaries of Parent or the Surviving Entity, as applicable, provide for assumption of the Company’s U.S. tax-qualified defined contribution plan provided to current and former employees of the Company and its Subsidiaries, or the provision of benefits under Parent’s U.S. tax-qualified defined contribution plan that are no less beneficial to such current and former employees as were provided by the Company to such individuals prior to the First Effective Time.

(d)      From and after the First Effective Time, Parent shall, or shall cause the Surviving Entity and/or the appropriate Subsidiaries of Parent or the Surviving Entity, as applicable, to reserve a minimum of Fifteen Million Dollars ($15,000,000) to be allocated in cash or equity, determined and allocated in the sole discretion of the Parent, for the retention and benefit of certain continuing Company Employees, employees of the Parent, and future hires in connection with the continuing of the Business.

(e)      The parties hereto acknowledge and agree that all provisions contained in this Section 5.10 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Employee Plan, or (ii) to continued employment with the Company, Parent, the First-Step Surviving Corporation, the Surviving Entity or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 5.10 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Plan or any other employee benefit plans of the Company, Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Subsidiaries or Affiliates or shall prohibit Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

5.11      Tax Matters.

(a)      Tax Returns. Parent shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company Group that are first due (taking into account all extensions properly obtained) after the Closing Date and that relate in whole or in part to a Pre-Closing Tax Period (each, a “Parent Prepared Return”), and Parent shall timely remit or cause to be timely remitted any Taxes due in respect of such Parent Prepared Returns. To the extent any Parent Prepared Return relates in whole or part to a Pre-Closing Tax Period, each such Parent Prepared Return shall (i) be prepared in a manner consistent with the past practice of the Company Group unless otherwise required by applicable Law, (ii) include all Transaction Deductions on the income Tax Return of the Company for the taxable period that includes the Closing Date to the extent permitted by applicable Law, and (iii) be prepared in a manner consistent with the Intended Tax-Free Treatment, unless otherwise required by a final “determination” by a Governmental Authority. In the event that any item reflected on any Parent Prepared Return could reasonably be expected to increase the amount of Taxes included in Company Debt or Company Transaction Expenses or result in a claim for offset pursuant to Article VII, Parent will submit such Parent Prepared Return to the Representative for review and comment at least twenty (20) days prior to the due date for filing such Parent Prepared Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), and shall incorporate any reasonable comments made by the Representative prior to filing such Parent Prepared Return.

(b)      Straddle Period. For all purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes of the Company Group that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and (i) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, payroll, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of any member of the Company Group for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date and (ii) in the case of all other Taxes, such Taxes shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.

(c)      Post-Closing Tax Covenants. Without the prior written consent of the Representative (such consent not to be unreasonably withheld, delayed or conditioned), Parent will not: (i) except for Tax Returns that are filed in accordance with Section 5.11(a), file or amend, or permit the Company, the Surviving Entity or any of their Affiliates to file or amend any Tax Return of the Company Group relating to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) extend or waive, or cause to be extended or waived, or permit the Company, the Surviving Entity or any of their Affiliates to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period (or portion thereof) of any member of the Company Group ending on or prior to the Closing Date; (iii) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a taxable period (or portion thereof) ending on or prior to the Closing Date for any member of the Company Group; (iv) initiate discussions or examinations with any Governmental Authority (including any voluntary disclosures) regarding Pre-Closing Taxes; or (v) except as explicitly contemplated by this Agreement, engage in any transaction on the Closing Date after the Closing outside the Ordinary Course and inconsistent with the Company’s past practice, in each case, unless (A) otherwise required by applicable Law or (B) such action would not reasonably be expected to increase the amount of Taxes included in Company Debt or Company Transaction Expenses or result in a claim for offset pursuant to Article VII.

(d)      Tax Claims. Parent will provide the Representative with written notice of the assertion of any claim, or the commencement of any Legal Proceeding that could reasonably be expected to increase the amount of Taxes included in Company Debt or Company Transaction Expenses or result in a claim for offset pursuant to Article VII. The procedures set forth in Section 7.2(f) shall apply to such Legal Proceeding, provided that in the event of any conflict between Section 7.2(f) and this Section 5.11, this Section 5.11 shall control.

(e)      Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer Taxes and including any filing and recording fees, but not, for the avoidance of doubt, any capital gain Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Parent. Parent and the Company (prior to the Closing) or the Representative (after the Closing) shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(f)      Tax Refunds. The Sellers shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Company Group attributable to taxable periods (or portions thereof) ending on or before the Closing Date that are (i) actually received in cash by Parent or the Company or (ii) actually credited against Tax to which Parent would otherwise be required to pay (in each case, to the extent such Taxes were paid by the Company prior to the Closing Date or by Sellers after the Closing Date), except to the extent that any such refund is attributable to a carry back of a Tax attribute from a taxable period (or portion thereof) beginning after the Closing Date (any such refunds to which the Sellers are entitled under this Section 5.11(f), “Tax Refunds”).  Parent and its Affiliates shall cooperate with the Representative in obtaining any Tax Refund. Upon receipt of any Tax Refund, Parent shall promptly transmit such amount (net of any out-of-pocket costs or expenses incurred in obtaining such refund, including any Taxes imposed thereon) to the Exchange Agent and/or the Surviving Entity, as applicable (for further distribution to the Sellers), in each case in accordance with this Agreement. To the extent such Tax Refund is subsequently disallowed or required to be returned to the applicable tax authority, the Sellers agree promptly to repay the amount of such Tax Refund, together with any interest, penalties or other additional amounts imposed by such tax authority with respect to such disallowance, to Parent. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be required to amend any Tax Return in respect of this Section 5.11(f).

5.12      Officers and Directors Insurance and Indemnification. Prior to the Closing Date, the Parent shall obtain a prepaid extended reporting period or tail policy insuring the current and former officers or directors of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and ending six (6) years thereafter and which shall afford coverage for actual or alleged acts or omissions occurring at, during or prior to the Closing Date including with respect to the Transactions (including the Mergers) (the “D&O Tail Insurance”). The Company and Parent shall each bear fifty percent (50%) of the cost of such insurance coverage and the Company’s share of such cost, to the extent not paid prior to the Closing, shall be included in the determination of the Company Transaction Expenses. Parent will cause the Surviving Entity to enforce the D&O Tail Insurance upon request of the D&O Indemnified Persons and will not allow the Surviving Entity to cancel the D&O Tail Insurance during its term. In addition, for a period of six (6) years following the Closing Date, Parent, the First-Step Surviving Corporation and the Surviving Entity agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each D&O Indemnified Person as provided in the organizational documents of the Company or written agreement providing for indemnification of such individual and made available to Parent prior to the date of this Agreement, in each case as in effect on the date of this Agreement, or pursuant to any other contract, agreement or other arrangement in effect on the date hereof, shall be assumed by the First-Step Surviving Corporation in the First Merger and by the Surviving Entity in the Second Merger, without further action, and shall remain in full force and effect in accordance with their terms other than in connection with any amendment, replacement or modification that would not materially and adversely affect the rights of the D&O Indemnified Persons thereunder or an amendment, replacement or modification which is required by applicable Law, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The provisions of this Section 5.12 shall be enforceable by each D&O Indemnified Person and the Surviving Entity shall, and Parent shall cause the Surviving Entity or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such Person that is successful to enforce the obligations of Parent or the Surviving Entity or its successors under this Section 5.12. The obligations of Parent and the Surviving Entity and its successors under this Section 5.12 shall not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable). For clarity, Parent shall assume, and be jointly and severally liable for, and shall cause the Surviving Entity to honor, each of the covenants and obligations in this Section 5.12.

5.13      Listing. Parent shall promptly prepare and submit to Nasdaq a supplemental listing application covering the shares of Parent Common Stock issuable in the Mergers, and shall use reasonable best efforts to obtain, prior to the Closing, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

5.14      Payout Spreadsheet and Related Materials. The Company shall prepare and deliver to Parent, a draft of the Payout Spreadsheet not later than two (2) Business Days prior to the Closing Date and a final version of the foregoing not later than one (1) Business Day prior to the Closing Date. In the event that Parent notifies the Company that there are reasonably apparent errors in the drafts of the Payout Spreadsheet, Parent and the Company shall discuss such errors in good faith and the Company shall use reasonable best efforts to correct such errors prior to delivering final versions of the Payout Spreadsheet. The Company shall provide to Parent, together with the Payout Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary and reasonably requested for Parent to verify and determine the calculations, amounts and other matters set forth in the Payout Spreadsheet.

5.15      Data Room. On the Closing Date, the Company shall deliver to Parent, in electronic format, a true, correct and complete electronic copy of the contents of the virtual data room hosted by the Company’s service provider at any time prior to the date hereof.

5.16      Registration of Shares. Parent agrees to prepare and file with the SEC, (a) a Registration Statement on Form S-1, (b) a Registration Statement on Form S-3 if it is eligible to file a Registration Statement on Form S-3, or (c) a prospectus supplement pursuant to Rule 424(b)(7) under the Securities Act relating to an effective Registration Statement on Form S-3, in each such case covering and permitting the resale without restriction of the Stock Consideration Shares, and, when issuable, the Milestone Shares pursuant to a Registration Rights Agreement, in each case within 10 Business Days following the issuance of such Parent Common Stock, and to cause such Registration Statement to become effective as promptly as practicable thereafter (if not automatically effective upon filing). Parent shall keep such Registration Statement effective under the Securities Act (and maintain the current status of any prospectus or prospectuses contained therein), until the date that is the one year anniversary of the applicable date of issuance of such shares or such earlier time as all of the shares of Parent Common Stock covered thereby have been sold pursuant thereto. The Company shall use its commercially reasonable efforts to ensure that all selling stockholder questionnaires, in the form attached hereto as Exhibit N, to be delivered in connection with such Registration Rights Agreement are delivered to Parent at or promptly following the Closing. Solely for purposes of this Section 5.17, the Parent agrees to indemnify and hold harmless each Seller whose shares of Parent Common Stock are included in the applicable Registration Statement or prospectus against any Damages to which such Seller may become subject by reason of any untrue statement of a material fact contained in the applicable Registration Statement or prospectus or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Parent by or on behalf of the Company or a Seller for use in such applicable Registration Statement or prospectus. The Parties shall reasonably cooperate to cause each Seller receiving shares of Parent Common Stock pursuant to this Agreement to execute and deliver the Registration Rights Agreement on or prior to the Closing Date (and, failing that, prior to the filing of such Registration Statement).

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1      Conditions to Obligations of Each Party under This Agreement. The respective obligations of each party to effect the Mergers and the other Transactions to which they are a party shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions, any or all of which may be waived in a writing signed by each of the Company and Parent, in whole or in part, to the extent permitted by applicable Law:

(a)      Stockholder Approval. The Requisite Stockholder Approvals shall have been obtained in accordance with the DGCL and the Company Governing Documents. A true and correct copy of the duly executed Stockholder Written Consent in the form attached hereto as Exhibit A, constituting the Requisite Stockholder Approvals, shall have been delivered to Parent.

(b)      No Order. There shall not be any Law or Order in effect preventing consummation of any of the Transactions, declaring unlawful any of the Transactions or causing any such Transactions to be rescinded, and no Legal Proceeding by a Governmental Authority shall be pending which seeks to prevent or enjoin any of the Transactions.

6.2      Additional Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent, First Merger Sub and Second Merger Sub to effect the Mergers and the other Transactions to which they are a party are subject to satisfaction of the following additional conditions:

(a)      Representations and Warranties. The representations and warranties of the Company set forth in Article III shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties which by their express terms are as of a specified date, which shall be true and correct as of such date) as if such representations and warranties were made on and as of each such date, except that those representations and warranties that are qualified by materiality, Company Material Adverse Effect, or similar phrases shall be true and correct in all respects as written on the date hereof and on and as of the Closing Date as if such representations and warranties were made on and as of each such date.

(b)      Covenants. The Company shall have performed and complied in all material respects with all of the covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

(c)      Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)      Appraisal Rights. Appraisal rights shall not have been exercised in accordance with the provisions of Section 262 of the DGCL by the Company Stockholders with respect to, in the aggregate, more than 5.0% of the issued and outstanding Company Capital Stock as of immediately prior to the First Effective Time.

(e)      Legal Proceedings. No Governmental Authority shall have commenced or threatened in writing to commence any Legal Proceeding seeking to prohibit or limit the exercise by Parent of any right pertaining to ownership of Equity Interests of the Company or seeking to prohibit or limit in any respect the operation by Parent of the Business.

(f)      Third Party Consents and Notices. The Company shall have delivered to Parent copies of consents (signed by the applicable third Person) or notices, as applicable, provided to the third Persons specified or referenced in Section 6.2(f) of the Company Disclosure Schedule with respect to the consummation of the Transactions in a form that is reasonably acceptable to Parent.

(g)      No Outstanding Securities. Other than Company Securities, no Person has any Equity Interests of the Company, share appreciation rights, share units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a holder of Equity Interests of the Company is a party or by which it or its assets is bound, obligating the Company or such holder of Equity Interests of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested.

(h)      280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Persons in connection with the transactions contemplated by this Agreement, the Company shall have used commercially reasonable efforts to submit such parachute payments to the Company Stockholders for approval and the Company Stockholders shall have (i) approved in accordance with the regulations promulgated under Section 280G of the Code, any such parachute payments or (ii) shall have voted upon and disapproved (or failed to approve) such parachute payments, and, as a consequence, such parachute payments shall not be paid or provided for in accordance with applicable Law.

(i)      Company Transaction Expenses. Parent shall have received written statements from the Company Group’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company Group (other than Company Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from any member of the Company Group, in connection with services provided with respect to, or claims arising from, this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction Expenses that remain payable to such Person with respect to services rendered or claims accrued through the Closing Date.

(j)      Third Party Consent. Parent shall have received an executed consent from the party specified on Schedule 6.2(j), in the form contemplated by Schedule 6.2(j).

(k)      Payoff Letters. Parent shall have received an executed payoff letter from each holder of Company Debt in the form of convertible promissory notes outstanding as of immediately prior to the First Effective Time.

(l)      Consulting Arrangements. Parent shall have received agreements, substantially in the form attached hereto as Schedule B, duly executed by each of Brant Binder and Richard Wagner.

(m)      Resignations. The Company shall have delivered to Parent the written resignations of each Person who is a director or officer of the Company in his or her capacity as such, properly executed by each such Person.

(n)      FIRPTA Matters. The Company shall have delivered to Parent (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and (ii) a notice of such certificate (to be provided to the IRS by Parent following the Closing) in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2); provided that if the Company has not delivered such certificate and notice to Parent as of the Closing, Parent’s sole remedy shall be to withhold any Taxes required to be deducted and withheld pursuant to Section 1445 of the Code.

(o)      Registration Rights Agreement. The Company shall have delivered to Parent the Registration Rights Agreement (which shall include the Lock-Up Restriction as a contractual provision applicable to each signatory) duly executed by each Seller listed on Schedule A).

(p)      Closing Certificate. The Company shall have delivered to Parent a certificate executed by an authorized officer of the Company certifying on behalf of the Company that each of the conditions specified in Sections 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(q)      Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the secretary or an assistant secretary of the Company, properly executed by such Person, certifying as to its certificate of incorporation and bylaws and (A) resolutions of the Company Board and the written consent of the Company’s stockholders adopting and approving this Agreement and the Transactions to which the Company is a party, including the Mergers and (B) the names and signatures of the officers of the Company authorized to sign the relevant Transaction Documents and the other documents to be delivered thereunder.

(r)      Escrow Agreement. The Parent shall have received the Escrow Agreement, duly executed by each of the Escrow Agent and the Representative.

(s)      Certificate of Good Standing. Parent shall have received a certificate of good standing (or comparable certificate) from the appropriate Governmental Authority of the jurisdiction in which the Company is organized, as of a date not earlier than three (3) days prior to the Closing.

(t)      Payout Spreadsheet. The Company shall have delivered to Parent the Payout Spreadsheet.

(u)      Retention Arrangements. Effective upon the Closing, the retention awards and other incentives shall have been granted to the persons, and in the form and amounts, specified on Schedule C.

(v)      Option and Warrant Cancellation Agreements. The Company shall have delivered to Parent duly executed Option Cancellation Agreements and Warrant Cancellation Agreements for each Company Optionholder and Company Warrantholder, to the extent such holders have submitted such agreements to the Exchange Agent as of such date, as set forth in Section 2.16(b).

(w)      Parent may waive any condition specified in this Section 6.2 if it executes a writing delivered to the Company so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and the Merger Subs for the purposes of this Section 6.2.

6.3      Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers and the other Transactions is subject to satisfaction of the following additional conditions:

(a)      Representations and Warranties. The representations and warranties of Parent and the Merger Subs set forth in Article IV shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of that date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects only as of such date).

(b)      Covenants. Parent and the Merger Subs shall have performed and complied in all material respects with all of their covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

(c)      Registration Rights Agreement. Parent shall have delivered to the Company the Registration Rights Agreement duly executed by Parent.

(d)      Closing Certificate. Parent shall have delivered to the Company a certificate executed by an authorized officer of Parent certifying on behalf of Parent that each of the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

(e)      Secretary’s Certificate. Parent shall have delivered to the Company a certificate of the secretary or an assistant secretary of First Merger Sub certifying as to its certificate of incorporation and bylaws and resolutions of the board of directors and sole stockholder of First Merger Sub adopting and approving this Agreement and the Transactions to which Parent or First Merger Sub are a party, including the Mergers.

(f)      Good Standing Certificate. Parent shall have delivered to the Company a certificate of good standing from the Merger Subs from the appropriate Governmental Authority of the jurisdiction in which it is incorporated, dated as of a date not earlier than three (3) days prior to the Closing.

(g)      Nasdaq Listing. The shares of Parent Common Stock to be issued in the Mergers shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

The Company may waive any condition specified in this Section 6.3 if it executes a writing delivered to Parent so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company for the purposes of this Section 6.3.

ARTICLE VII

OFFSET RIGHT

7.1      Offset Right

(a)      In accordance with and subject to the limitations set forth in this Article VII, from and after the First Effective Time, Parent, the First-Step Surviving Corporation, the Surviving Entity and each of their respective Affiliates, officers, directors, partners, managers, equityholders, agents and employees (collectively, the “Parent Indemnified Parties”) shall be entitled to recover, by offset against any Milestone Shares not yet issued or any Tax Refunds or Earnout Consideration not yet paid, on a several and not joint basis with respect to each Seller in accordance with each Seller’s Percentage Interest (as adjusted, with respect to any Offset Right exercised against any Milestone Shares, to account for the specific allocation set forth in Section 2.21(d)) (the “Offset Right”), the aggregate amount of any Damages resulting from or arising out of the following (whether or not involving a Third-Party Claim):

(i)      any breach by the Company of any representation or warranty set forth in Article III or in the certificate delivered by the Company pursuant to Section 6.2(p)1.1(p) (other than to the extent related to any representation or warranty that is a Fundamental Representation);

(ii)      any breach by the Company of any Fundamental Representation or in the certificate delivered by the Company pursuant to Section 6.2(p) to the extent related to any Fundamental Representation;

(iii)      any breach of any covenant or agreement of the Company contained in this Agreement;

(iv)      any Company Debt to the extent unpaid as of the Closing and not included in the Post-Closing Adjustment;

(v)      any Company Transaction Expenses to the extent unpaid as of the Closing and not included in Company Transaction Expenses;

(vi)      any Pre-Closing Taxes to the extent not taken into account in the calculation of Company Debt or Company Transaction Expenses;

(vii)      any claims, whether direct, derivative, class or individual, by (A) any then current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors), based upon, (I) the Mergers or this Agreement, including the allocation of the Merger Consideration, or (II) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such

Person is entitled to any Equity Interests of the Company or any payment in connection with the Mergers by virtue of such Equity Interests of the Company, including appraisal rights under any applicable Law (excluding cash payments to holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of Company Capital Stock had they received a portion of the Merger Consideration payable pursuant to Section 2.6 rather than exercising appraisal rights) or (C) any Person with respect to any Company Equity Plan or any other plan, policy or Contract providing for compensation to such Person in respect of a Company Security;

(viii)        any claim by any Seller against any Parent Indemnified Party relating to the allocation or disbursement of the Merger Consideration (other than as required to be paid by Parent or the Surviving Entity, as applicable, pursuant to the terms of this Agreement);

(ix)      any claim for Fraud solely in respect of the representations and warranties set forth in Article III of this Agreement.

(b)      Notwithstanding the foregoing:

(i)      the Parent Indemnified Parties shall not be entitled to offset any Damages pursuant to Section 7.1(a)(i) unless and until the aggregate amount of all such Damages that the Parent Indemnified Parties, but for this clause (i) of this Section 7.1(b), are entitled to offset under Section 7.1(a)(i) exceeds $1,500,000 (the “Deductible”) (in which case the Parent Indemnified Parties shall be entitled to all Damages in excess of the Deductible);

(ii)      the aggregate amount of Damages the Parent Indemnified Parties shall be entitled to offset under Section 7.1(a)(i) shall not exceed twelve and a half percent (12.5%) of the value of the Merger Consideration actually received by Sellers under this Agreement; provided, that the aggregate amount of Damages the Parent Indemnified Parties shall be entitled to offset under Section 7.1(a)(i) in respect of a breach of Section 3.12 (Intellectual Property) shall be twenty percent (20%) of the value of the Merger Consideration actually received by the Sellers under this Agreement;

(iii)      notwithstanding anything else in this Agreement, (A) the aggregate amount of Damages the Parent Indemnified Parties shall be entitled to offset under Section 7.1(a)(ii) through Section 7.1(a)(ix), inclusive, shall not exceed the value of the Merger Consideration actually received by the Sellers under this Agreement, and (B) in no event shall any Seller’s Liability for Damages exceed the aggregate Merger Consideration actually received by such Seller; provided, that, notwithstanding the foregoing, in the case of Fraud solely with respect to a breach of the representations and warranties contained in Article III of this Agreement, there shall be no limitation on the amount of Damages the Parent Indemnified Party may recover from the Seller who committed for such Fraud (and in no event shall any Seller have any Liability for Damages resulting from or arising out of Fraud committed by another Seller).

(iv)      For the sake of clarity, the Deductible shall not apply to any claim for Damages arising out of, resulting from or in connection with the matters set forth in Section 7.1(a)(ii) through Section 7.1(a)(ix), inclusive. Notwithstanding anything to the contrary contained herein, (i) no Sellers shall have any right of indemnification, contribution or right of advancement from Parent, the Merger Subs, the Company or any other Parent Indemnified Party with respect to any Damages claimed by any Parent Indemnified Party and (ii) the Sellers shall not have any right of subrogation against the Company, Parent or the Merger Subs with respect to the Offset Right of any Parent Indemnified Party. The representations, warranties and covenants of the Company, and the Parent Indemnified Parties’ right to indemnification with respect thereto, shall not be affected, deemed waived or otherwise limited by reason of any investigation made by or on behalf of any Parent Indemnified Party or by reason of the fact that any Parent Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Parent Indemnified Party’s waiver of any condition set forth in Article VI, as the case may be. Parent shall have the right, irrespective of any knowledge or investigation of Parent, the Merger Subs or their respective agents or representatives to rely fully on the representations, warranties and covenants contained herein. For purposes of determining the measurement of the amount of Damages resulting from any such breach or inaccuracy of a representation or warranty or failure to perform any covenant, agreement or obligation (but not for purposes of determining the existence of such breach or inaccuracy or the failure to so perform), all qualifications (in any form) as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or “knowledge” qualifications, contained in such representations, warranties, covenants, agreements and obligations shall be disregarded and have no force or effect.

(v)      For purposes of this Agreement, Damages shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts recovered under insurance policies (for the avoidance of doubt, excluding any self-insurance program or similar arrangement) with respect to such Damages, and the net of any costs to recover such amounts. Any Damages for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Damages forming a basis for a claim for recovery under multiple provisions of this Article VII. Any Damages for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

(vi)      In the case of the exercise of the Offset Right against the payment of any Milestone Shares hereunder, the amount of Damages which may be offset against such payment of Milestone Shares shall be determined as (A) a number of shares of Parent Common Stock equal to the applicable amount of Damages divided by the Average Parent Stock Price; provided, that the “determination date” for purposes of determining the Average Parent Stock Price shall be the date used for purposes of determining the number of Milestone Shares payment for the applicable payment for which Parent is seeking to offset under this Article VII.

(vii)      In the event that the amount of Damages that the Parent Indemnified Parties are entitled to offset pursuant to their Offset Right exceed, as of the time of distribution of any applicable Milestone Shares or payment of Earnout Consideration, (A) the aggregate amount of such Milestone Shares or payment of Earnout Consideration, or (B) exceed the limitation set forth in Section 7.1(b)(ii) prior to the issuance of all Milestone Shares or prior to the payment of all Earnout Consideration, the Parent Indemnified Parties shall be entitled to offset such excess amount of Damages against the next succeeding distribution of Milestone Shares or payment of Earnout Consideration (and in the case of the limitation set forth in Section 7.1(b)(ii) pursuant to the foregoing clause (B), recalculated to take into account the aggregate amount of Merger Consideration paid after giving effect to the distribution of such succeeding Milestone Shares or payment of Earnout Consideration).

(i)      Exclusive Remedy. Except for the equitable remedies set forth in Section 9.2 or for any claims involving Fraud against any Person who has committed Fraud, from and after the First Effective Time, the rights set forth in this Article VII shall be the sole and exclusive remedy of the Parent Indemnified Parties with respect to the subject matter of this Agreement.

7.2      Mechanics of Offset Right.

(a)      Reduction of Payment. At the time the Claimed Damages are finally determined pursuant to the provisions of this Section 7.2, the Milestone Shares, Tax Refunds or the Earnout Consideration, as applicable, shall be reduced by the amount of the Claimed Damages.

(b)      Exercise of Offset Right. To exercise the Offset Right, Parent shall (on behalf of Parent or any other Parent Indemnified Parties at issue) deliver to the Representative at the notice address set forth in Section 9.8 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to the Representative), a certificate signed by Parent (a “Claim Certificate”): (a) stating in good faith that one or more of the Parent Indemnified Parties has suffered or incurred Damages which are entitled to be recovered pursuant to the Offset Right (the “Claimed Damages”); and (b) specifying to the extent practicable in reasonable detail the individual items of Claimed Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of a Claim Certificate stating a bona fide claim for Claimed Damages, and notwithstanding any provision herein to the contrary, any distribution of the applicable Milestone Shares, the applicable Tax Refunds or the applicable Earnout Consideration corresponding to the amount of Claimed Damages (calculated in accordance with this Article VII) shall be stayed pending final resolution in accordance herewith.

(c)      Permitted Exercise of Offset Right. After the expiration of a period of twenty (20) Business Days following the time of delivery of a Claim Certificate to the Representative, the Offset Right shall be deemed permitted as to the applicable Claimed Damages and the Milestone Shares, Tax Refunds or the Earnout Consideration, as applicable, shall be reduced pursuant to Section 7.2(a) unless, prior to the expiration of such period of twenty (20) Business Days, the Representative objects in a written statement delivered to Parent to the claims made in the Claim Certificate, setting forth in reasonable detail the objections to the claim for Claimed Damages. For clarity and notwithstanding anything else herein, the failure to object by the Representative shall solely have the effect of permitting the Parent to withhold the corresponding amount of Milestone Consideration, Tax Refunds or Earnout Consideration, and shall be deemed to not be an admission of fault or that such Claimed Damages may ultimately be offset under this Article VII, and shall claim shall be determined in accordance with Section 7.2(f).

(d)      Objection to Offset Right. If the Representative shall timely object in writing to an exercise of the Offset Right by Parent, the Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within twenty (20) Business Days after such objection. If the Representative and Parent should so agree on a claim, a written memorandum setting forth such agreement shall be prepared and signed by such parties, which shall include, if applicable, a statement of the reduction in Milestone Consideration, Tax Refunds or Earnout Consideration pursuant to Section 7.2(a).

(e)      Resolution of Initial Offset Right. If no agreement can be reached after good faith negotiation between the Representative and Parent pursuant to Section 7.2(d), then such amounts may be offset by Parent pursuant to Section 7.2(a) (so long as Parent continues to believe in good faith that such amounts may be offset against such Milestone Consideration, Tax Refunds or Earnout Consideration under this Article VII), and shall be determined in accordance with Section 7.2(f).

(f)      Claim Procedures. Notwithstanding anything else,

(i)      Subject to the provisions of Section 7.2, all claims to exercise Offset Rights made under this Agreement resulting from, related to or arising out of a Third-Party Claim against a Parent Indemnified Party shall be made in accordance with the following procedures. Parent shall give prompt written notification to Representative, on behalf of the Sellers (the “Indemnifying Party”) within 30 days after receipt by the Parent Indemnified Party of notice of the commencement of any action, suit or proceeding relating to a Third-Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party, and shall describe in reasonable detail (to the extent then known by the Parent Indemnified Party) the facts constituting the basis for such claim and the amount of the Claimed Damages (a “Third-Party Claim Notice”). For purposes of this Section 7.2, if the Sellers, collectively, comprise the Indemnifying Party, then in each such case all references to such Indemnifying Party (except for provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Representative acting on behalf of such Indemnifying Party. At any time after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Parent Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Parent Indemnified Party so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order injunction or other equitable relief or relief for other than monetary damages against any Parent Indemnified Party, (ii) the Indemnifying Party timely provides the Parent Indemnified Party with a statement that, based on the facts set forth in the Third-Party Claim Notice, the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim, (iii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory action and (iv) the maximum amount of Damages at issue in such dispute does not exceed the maximum amount for which Parent Indemnified Party may seek recourse against the Indemnifying Party hereunder. If the Indemnifying Party does not assume control of such defense, the Parent Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided, however, that if the Indemnifying Party is controlling the defense, the Indemnifying Party shall pay the fees and expenses of the Parent Indemnified Party’s counsel during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense of the Third-Party Claim due to an actual conflict of interest. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Parent Indemnified Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim that does not include a complete release of the Parent Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Parent Indemnified Party without the prior written consent of the Parent Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)      A Parent Indemnified Party wishing to assert a claim for its Offset Right under this Article VII which is not subject to Section 7.2(f)(i) shall have delivered to the Indemnifying Party a Claim Certificate which contains (i) a description and the amount of any Claimed Damages incurred by the Parent Indemnified Party, (ii) a statement that the Parent Indemnified Party is entitled to exercise its Offset Right under this Article VII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Indemnifying Party contests the payment of all or part of the Claimed Damages, the Indemnifying Party and the Parent Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Parent Indemnified Party of the applicable Claim Certificate, the Indemnifying Party and the Parent Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.9.

(iii)      If the finally determined amount of Damages for such Claimed Damages is less than the amount withheld pursuant to a party’s Offset Right for such claim, then promptly following the final determination of the amount of such Damages, such excess amounts not constituting Damages shall be distributed for the benefit to the Sellers in accordance with this Agreement. For the avoidance of doubt, any claims set forth in a Claim Certificate pursuant to this Article VII (including Claim Certificates setting forth amounts to be subject to a party’s Offset Right), shall be finally resolved in accordance with the terms of this Article VII, including, as applicable, this Section 7.2(f).

(g)      Surviving Entity. The Parties acknowledge and agree that if the Surviving Entity suffers, sustains or becomes subject to or incurs any Damages, then (without limiting any of the rights of the Surviving Entity as an Indemnified Person), Parent shall also be deemed, by virtue of its ownership of the equity of the Surviving Entity, to suffer, sustain or become subject to or incur such Damages.

(h)      Specific Element of Consideration. The Offset Right is, without limitation, (i) a specific element of the consideration that induced Parent to enter into this Agreement and to perform its obligations as contemplated herein and (ii) intended to be fully enforceable on the terms provided in this Article VII.

7.3      Survival. Except as set forth in this Section 7.3, the period during which claims by a Parent Indemnified Party against the Company or any Seller for Damages may first be made (as applicable, the “Claims Period”) for Damages arising out of, resulting from, or in connection with the matters set forth in Section 7.1(a)(i) shall commence at the Closing and shall terminate at 11:59 p.m. ET on the date that is the twelve (12) month anniversary of the Closing Date; provided, that (1) the Claims Period for Damages arising out of, resulting from, or in connection with a breach of Section 3.12 (Intellectual Property) under Section 7.1(a)(i) shall be the date that is the twenty four (24) month anniversary of the Closing Date, and (2) the Claims Period for Damages arising out of, resulting from, or in connection with any of the matters set forth in Section 7.1(a)(ii) through Section 7.1(a)(ix) shall commence at the Closing and terminate upon the termination of the Efforts Period; provided, further, that any representation, warranty or covenant as to which a claim shall have been asserted during the applicable Claims Period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 7.3 is shorter (or longer) than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to (or increased to) the survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The representations and warranties of Parent and Merger Subs contained in Article IV of this Agreement shall survive for twelve (12) months from the Closing Date, and the right of the Sellers (through the Representative) to bring a claim in respect of any other covenants, agreements or obligations of Parent and Merger Subs contained in this Agreement shall survive until the date that is six months after the expiration of the Efforts Period.

ARTICLE VIII

TERMINATION

8.1      Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a)      Parent and the Company may terminate this Agreement by mutual written consent;

(b)      Parent or the Company may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before 5:00 p.m. ET time on May 14, 2021, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”);

(c)      Parent may terminate this Agreement by giving written notice to the Company if the Stockholder Written Consent executed by Company Stockholders representing the Requisite Stockholder Approvals shall not have been obtained by the Company and delivered to Parent within two (2) Business Days of the date of this Agreement;

(d)      Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) the Company shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) or (ii) there shall have been a Company Material Adverse Effect; provided, however, that the right to terminate this Agreement under clause (i) of this Section 8.1(d) shall not be available to Parent if Parent is at that time in material breach of this Agreement;

(e)      the Company may terminate this Agreement by giving written notice to Parent if Parent, First Merger Sub or Second Merger Sub shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Parent of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) or there shall have occurred a Parent Material Adverse Effect; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company if the Company is at that time in material breach of this Agreement; or

(f)      by Parent or the Company, by written notice to the other, if any Order preventing the consummation of the Mergers shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose breach of this Agreement has been a principal cause of or primarily resulted in the entry of such Order.

8.2      Effect of Termination. In the event of the valid termination of this Agreement pursuant to, and in accordance with the terms of, Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, the Merger Subs, the Company or their respective officers, directors, stockholders or Affiliates; provided, that (a) this Section 8.2 and Article IX and any related definition provisions in this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with (i) any Willful Breach of this Agreement prior to the date of such termination or (ii) Fraud.

ARTICLE IX

MISCELLANEOUS

9.1      Expenses. Except as set forth in Section 9.14 or as otherwise expressly provided herein (including Article VIII), each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Mergers are consummated. The costs and expenses incurred by the Exchange Agent shall borne by Parent.

9.2      Remedies.

(a)      The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and the Merger Subs, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and the Merger Subs, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the Chosen Courts to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

(b)      Each of the Company, on the one hand, and Parent and the Merger Subs, on the other hand, agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or the Merger Subs, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and the Merger Subs, as applicable, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.2, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 9.2 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.2 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.2 or anything set forth in this Section 9.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing Section 9.2(a) and Section 9.2(b), in no case shall any party be entitled to specifically enforce the terms of this Agreement or to seek equitable remedy in any court other than the Chosen Courts.

(c)      Subject to Section 7.1(c), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.3      No Third-Party Beneficiaries. Except as set forth in Article VIII and Section 5.12, this Agreement shall not confer any rights or remedies upon any Person other than the parties, the Parent Indemnified Parties and their respective heirs, representatives, successors and permitted assigns. The foregoing shall not adversely affect the Parent Indemnified Parties’ rights pursuant to any Key Stockholder Support Agreement and, for the avoidance of doubt, neither shall it have any impact on the obligations of each counterparty executing the same.

9.4      Entire Agreement. This Agreement, including the Schedules, Exhibits and Annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5      Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, representatives, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, the Representative (after the Closing) and the Company; provided, that Parent and the Merger Subs may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates, (b) any successor to, or assignee of, all or substantially all of the business and assets of Parent or its Affiliates or (c) any lender to Parent or any of its Affiliates as security for obligations to such lender.

9.6      Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts (including by means of fax, email, Portable Document Format (PDF) file, Joint Photographic Experts Group (JPEG) file or other electronic transmissions), each of which shall be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party shall raise the use of fax, email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of fax, email, PDF, JPEG or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense.

9.7      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8      Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (upon confirmation of receipt by the receiving party in writing (including e-mail)) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or any Merger Sub, to:

Relay Therapeutics, Inc. 399 Binney St.
Cambridge, MA 02139
Attention: Brian Adams, General Counsel
Email: with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Ave.
Boston, Massachusetts 02210
Attention:	William D. Collins, Esq.
Kathleen Kean, Esq.
Email:	WCollins@goodwinlaw.com
KKean@goodwinlaw.com

(b) if to the Company, to:

ZebiAI

If to Company:

ZebiAI Therapeutics, Inc.
Attention: Brant Binder
Email:

and

ZebiAI Therapeutics, Inc.
Attention: Rick Wagner
Email:

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention:	Christopher Barnstable Brown, Esq.
Ariel Soiffer, Esq.
Jenna Ventorino, Esq.
Email:	Chris.Barnstable-Brown@wilmerhale.com
Ariel.Soiffer@wilmerhale.com
Jenna.Ventorino@wilmerhale.com

(c) if to the Sellers (after Closing) or to the Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

Facsimile: (303) 623-0294
Telephone: (303) 648-4085

Any notice, request, demand, claim or other communication hereunder shall be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day, and the receiving party confirms receipt in writing (including e-mail), and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received and, provided, further, that no email notice shall be deemed given when received unless such notice is followed up by one of the other means of notice described herein.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.9      Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)      Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”), (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8, in addition to any other method to serve process permitted by applicable Law.

(c)      THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10      Amendments and Waivers. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the Mergers by the Company Stockholders, no amendment shall be made which, pursuant to applicable Law, requires further approval by such Company Stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

9.12      Disclosure Schedule. The Company Disclosure Schedule and the Parent Disclosure Schedule are each arranged in sections and subsections corresponding to the sections and subsections contained in Article III and Article IV, respectively, and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be deemed to be included in another section thereof solely to the extent the relevance of such disclosure to such other section, subsection or subpart is reasonably apparent on its face that such disclosure is responsive to any other section, subsection or subpart. Any information provided in the Company Disclosure Schedule and the Parent Disclosure Schedule is solely for information purposes, and the inclusion of such information shall not be deemed to enlarge or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Company Disclosure Schedule and the Parent Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall be deemed to not be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

9.13      Consent to Representation.

(a)      Effective as of the Closing, Parent hereby waives and agrees not to assert, and Parent agrees to cause the Surviving Entity and each of its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing of the Representative, any Seller, any of their respective Affiliates or any officer, employee or director of the Representative, any Seller, the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) (each such matter, an “Applicable Matter”) by Wilmer Cutler Pickering Hale and Dorr LLP and any other legal counsel currently representing any Designated Person in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).

(b)      Effective as of the Closing, Parent hereby agrees not to control or assert, and Parent agrees to cause the Surviving Entity and each of its Subsidiaries not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation in connection with any Applicable Matter (“Deal Communications”), and agrees not to use or rely on, and to cause the Surviving Entity and each of its Subsidiaries not to use or rely on, any such communications, in each case in connection with any Applicable Matter, including in connection with a dispute with Parent, the Surviving Entity or any of their respective Affiliates (including, after the Closing, the Company and each of its Subsidiaries), it being the intention of the parties hereto that, notwithstanding anything to the contrary in Section 1.3 or Section 259 of the DGCL, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person; provided, however, that any such privilege or protection that would be transferred to or retained by (as applicable), or vested solely in, the Company and its Subsidiaries in accordance with the foregoing shall, upon the Closing, be transferred to or retained by (as applicable) and vested solely in the Representative). Parent agrees to the take the steps necessary, and to cause the Surviving Entity and each of its Subsidiaries to the take the steps necessary, to ensure that any such attorney-client privilege, work product protection or similar privilege or protection shall survive the Closing, remain in effect and be afforded the treatment described in the immediately preceding sentence. Further, Parent agrees that it will not, and that it will cause the Surviving Entity not to, knowingly and purposefully, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Representative or any Seller waive the attorney-client or other privilege, or by otherwise asserting that Parent or any Surviving Entity has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from the Current Representation. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, the Representative and/or any Seller, or any of their respective directors, officers employees or other representatives, takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.

9.14      Representative.

(d)      Appointment. At the Closing, Shareholder Representative Services LLC shall be designated by the Sellers to serve as the Representative with respect to the matters set forth in this Agreement to be performed by the Representative. By voting in favor of the adoption of this Agreement, the execution of this Agreement (and/or delivery of an executed Key Stockholder Support Agreement, as applicable), and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Seller hereby irrevocably designates and appoints the Representative as the exclusive representative, agent, proxy and attorney-in-fact for such Seller as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto (including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein, including to execute and deliver the Exchange Agreement; (ii) to endorse and deliver any certificates or instruments of assignment as Parent shall reasonably request; (iii) to execute and deliver on behalf of such Seller any amendment, waiver, ancillary agreement and documents on behalf of any Seller that the Representative deems necessary or appropriate;

(iv) to give and receive notices and communications to or from Parent, the First-Step Surviving Corporation or the Surviving Entity (on behalf of itself or any other Seller) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Sellers individually); (v) object to claims pursuant to Sections 7.1; (vi) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (vii) to provide any consents or agreements hereunder, including with respect to any proposed settlement of any claims or to any amendment to this Agreement; (viii) to bring a claim seeking to recover, and if successful, recover amounts payable by Parent to any Sellers hereunder; and (ix) to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance). Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions (including the execution of any agreement or document) by the Representative on behalf of any Seller (to the extent authorized by this Agreement) shall be binding upon such Seller, and no such Seller shall have the right to object, dissent, protest or otherwise contest the same. Each Seller agrees that Parent shall be entitled to rely on any action taken by Representative, on behalf of such Seller, pursuant to this Section 9.14, and that each such action shall be binding on each Seller as fully as if such Seller had taken such action. No bond shall be required of the Representative.

(e)      Authorization. Notwithstanding Section 1.1(d), in the event that the Representative, upon the advice of legal counsel, is of the opinion that it requires further authorization from the Sellers on any matters concerning this Agreement or the Exchange Agreement, the Representative shall be entitled to seek such further authorization from the Sellers prior to acting on their behalf. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

(c)      Actions by the Representative; Resignation; Vacancies. The Representative may resign from its capacity as the Representative at any time by written notice delivered to Parent. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the holders of a majority in interest of the former Company Stockholders upon not less than ten (10) days’ prior written notice to Parent, in which case the references to Representative shall include the replacement.

(d)      No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Representative individually. The Representative shall not be liable to the Sellers for any liability of any Seller or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with its services pursuant to this Agreement, the Exchange Agreement, or any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement, the Exchange Agreement, the agreements ancillary hereto, or its duties hereunder or thereunder, and the Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Representative shall not by reason of this Agreement or the Exchange Agreement have a fiduciary relationship in respect of any Seller.

(e)      Expenses; Indemnification. Any expenses incurred by the Representative in connection with the performance of its duties under this Agreement, the Exchange Agreement, or any agreements ancillary hereto shall not be the personal obligation of the Representative but shall be payable by and attributable to the Sellers based on each such Seller’s Percentage Interest. The Sellers will indemnify (based on each such Seller’s respective Seller’s Percentage Interest in the Merger Consideration compared to the Merger Consideration received by all Sellers), defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement, under the Exchange Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Sellers pro rata according to each such Person’s respective Seller’s Percentage Interest of the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund, and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, however, that while this Section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section. The Sellers acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(f)      Expense Fund. At the Closing, Parent shall wire to the Representative the Expense Fund Amount. The Expense Fund Amount shall be held by the Representative in a client account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Losses incurred pursuant to this Agreement or (ii) paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of the Representative’s gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for any corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any such interest or earnings. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Expense Fund (if any) to Parent for further distribution to the Sellers. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

(a)      After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 1.1(d) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and each Parent Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

Parent:

RELAY THERAPEUTICS, INC.

By:	/s/ Sanjiv K. Patel
Name:	Sanjiv K. Patel
Title:	President and Chief Executive Officer

First Merger Sub:

ELIXIR MERGER SUB I, INC.

By:	/s/ Brian Adams
Name:	Brian Adams
Title:	Director and President

Second Merger Sub:

ELIXIR MERGER SUB II, LLC

By: Relay Therapeutics, Inc., its Sole Member

By:	/s/ Sanjiv K. Patel
Name:	Sanjiv K. Patel
Title:	President and Chief Executive Officer

Company:

ZEBIAI THERAPEUTICS, INC.

By:	/s/ Brant C. Binder
Name:	Brant C. Binder
Title:	President

Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Merger Agreement]